                                                                   EXHIBIT 10.1

                             SPAR AEROSPACE LIMITED



                                    - AND -



                    MacDONALD, DETTWILER AND ASSOCIATES LTD.





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                            ASSET PURCHASE AGREEMENT


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                            Osler, Hoskin & Harcourt








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
ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

DEFINITIONS AND PRINCIPLES OF INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . .   2

   1.1     Definitions -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.2     Certain Rules of Interpretation -  . . . . . . . . . . . . . . . . . . . . . . . . .  18
   1.3     Knowledge -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   1.4     Entire Agreement -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   1.5     Applicable Law -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   1.6     Accounting Principles -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   1.7     Schedules -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

   2.1     Action by Vendor and Purchaser -   . . . . . . . . . . . . . . . . . . . . . . . . .  22
   2.2     Place of Closing -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   2.3     Tender -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   2.4     No Assumption of Liabilities -   . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   2.5     Assignment of Contracts -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

   3.1     Purchase Price -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   3.2     Satisfaction of Purchase Price -   . . . . . . . . . . . . . . . . . . . . . . . . .  25
   3.3     Adjustments to Purchase Price Based on Net Assets -  . . . . . . . . . . . . . . . .  25
   3.4     Delivery of Closing Statement -  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   3.5     Payment of Adjustment Amount -   . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   3.6     Objection to Closing Date Statement -  . . . . . . . . . . . . . . . . . . . . . . .  26
   3.7     Interest -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   3.8     Adjustment to Purchase Price Based on CSA or NASA Payments -   . . . . . . . . . . .  28
   3.9     Allocation of Purchase Price -   . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

REPRESENTATIONS AND WARRANTIES OF THE VENDOR  . . . . . . . . . . . . . . . . . . . . . . . . .  28

   4.1     Incorporation and Registration -   . . . . . . . . . . . . . . . . . . . . . . . . .  28
   4.2     Title to the Assets -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   4.3     Right to Sell Radarsat Shares -  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   4.4     Due Authorization -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   4.5     Enforceability of Obligations -  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   4.6     Absence of Conflicting Agreements -  . . . . . . . . . . . . . . . . . . . . . . . .  31
   4.7     No Joint Venture Interests, etc. -   . . . . . . . . . . . . . . . . . . . . . . . .  31
   4.8     Regulatory Approvals -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   4.9     Financial Statements -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   4.10    Absence of Undisclosed Liabilities -   . . . . . . . . . . . . . . . . . . . . . . .  32

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
   4.11    Absence of Changes - Since the date of the Balance Sheet there has not been:   . . .  33
   4.12    Absence of Unusual Transactions -  . . . . . . . . . . . . . . . . . . . . . . . . .  33
   4.13    Major Suppliers and Customers -  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   4.14    Condition of Fixed Assets -  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   4.15    Customer Owned Assets -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   4.16    Work-in-Process -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   4.17    Collectibility of Accounts Receivable -  . . . . . . . . . . . . . . . . . . . . . .  36
   4.18    Government Grants -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   4.19    Business in Compliance with Law -  . . . . . . . . . . . . . . . . . . . . . . . . .  37
   4.20    Restrictive Covenants -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   4.21    Intellectual Property -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   4.22    Equipment Contracts -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   4.23    Real Property Leases -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   4.24    Environmental Matters -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   4.25    Employment Matters -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   4.26    Collective Agreements -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   4.27    Insurance -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   4.28    Material Contracts - Except for the:   . . . . . . . . . . . . . . . . . . . . . . .  46
   4.29    Copies of Agreements, etc. -   . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   4.30    Litigation -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   4.31    Vendor Tax Matters -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   4.32    Spar Holdco and Spar Operations Tax Matters -  . . . . . . . . . . . . . . . . . . .  48
   4.33    Residence of the Vendor -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   4.34    No Previous Tax Elections -  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   4.35    Books and Records-   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   4.36    Management Recommendation Letters -  . . . . . . . . . . . . . . . . . . . . . . . .  51
   4.37    Location of the Assets -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   4.38    No Broker -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   4.39    Non-Arm's Length Transactions -  . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   4.40    Sufficiency of Purchased Assets -  . . . . . . . . . . . . . . . . . . . . . . . . .  51
   4.41    Year 2000 Compliance -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
   4.42    Changes -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
   4.43    Full Disclosure -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
   4.44    Spar Holdco -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
   4.45    Competition Acts Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . . .  54

   5.1     Incorporation -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   5.2     Due Authorization -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   5.3     Enforceability of Obligations -  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   5.4     Absence of Conflicting Agreements -  . . . . . . . . . . . . . . . . . . . . . . . .  54
   5.5     Investment Canada -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   5.6     Regulatory Approvals -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   5.7     Litigation -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   5.8     Availability of Funds -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
   5.9     No Broker -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

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
   5.10    Competition Act Requirements -   . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

NON-WAIVER; SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

   6.1     Non-Waiver -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
   6.2     Nature and Survival -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

PURCHASER'S CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

   7.1     Truth and Accuracy of Representations of Vendor at the Closing Time -  . . . . . . .  59
   7.2     Performance of Obligations -   . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
   7.3     Receipt of Closing Documentation -   . . . . . . . . . . . . . . . . . . . . . . . .  59
   7.4     Opinion of Counsel for Vendor -  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   7.5     Consents to Assignment -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   7.6     Consents, Authorizations and Registrations -   . . . . . . . . . . . . . . . . . . .  60
   7.7     No Litigation -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   7.8     Encumbrances -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   7.9     Non-Competition -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   7.10    Actual Possession -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
   7.11    Employee Confidentiality and Intellectual Property -   . . . . . . . . . . . . . . .  61
   7.12    Substantial Damage -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
   7.13    No Laws -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
   7.14    Directors and Officers of Spar Operations and Radarsat International Inc. -  . . . .  61
   7.15    Pension/Benefit Plans Agreement -  . . . . . . . . . . . . . . . . . . . . . . . . .  61
   7.16    BAAN Agreements -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

VENDOR'S CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
   8.1     Truth and Accuracy of Representations of the Purchaser at Closing Time -   . . . . .  62
   8.2     Performance of Obligations -   . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
   8.3     Receipt of Closing Documentation -   . . . . . . . . . . . . . . . . . . . . . . . .  63
   8.4     Opinion of Counsel for Purchaser -   . . . . . . . . . . . . . . . . . . . . . . . .  63
   8.5     Consents, Authorizations and Registrations -   . . . . . . . . . . . . . . . . . . .  63
   8.6     U.S. Regulatory Requirements -   . . . . . . . . . . . . . . . . . . . . . . . . . .  64
   8.7     No Litigation -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
   8.8     Pension/Benefit Plans Agreement -  . . . . . . . . . . . . . . . . . . . . . . . . .  64
   8.9     Consent of Lenders -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

OTHER COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

   9.1     Conduct of Business Prior to Closing -   . . . . . . . . . . . . . . . . . . . . . .  65
   9.2     Access for Investigation -   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
   9.3     Confidentiality -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
   9.4     Actions to Satisfy Closing Conditions -  . . . . . . . . . . . . . . . . . . . . . .  66

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
   9.5     Offer of Employment, etc. -  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
   9.6     Governmental Filings -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
   9.7     Sales and Transfer Taxes -   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
   9.8     Goods and Services Tax Election -  . . . . . . . . . . . . . . . . . . . . . . . . .  69
   9.9     Subsection 20(24) Election -   . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
   9.10    Accounts Receivable Election -   . . . . . . . . . . . . . . . . . . . . . . . . . .  69
   9.11    Stub Period Returns -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
   9.12    Assumed Liabilities -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
   9.13    Preservation of Records -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
   9.14    Purchaser's Option if Damage, Etc. -   . . . . . . . . . . . . . . . . . . . . . . .  72
   9.15    Spar Name -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
   9.16    Post-Closing Receipts -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
   9.17    Access to Personnel -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
   9.18    Government Contract Audits -   . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
   9.19    Letters of Credit, Etc. -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
   9.20    Baan System - Transitional Arrangements -  . . . . . . . . . . . . . . . . . . . . .  75
   9.21    Goods and Services Tax Registration -  . . . . . . . . . . . . . . . . . . . . . . .  76
   9.22    MIS Systems - Transitional Agreement -   . . . . . . . . . . . . . . . . . . . . . .  76
   9.23    Bank Consents -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
   9.24    Radarsat Shares Closing -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
   9.25    Sirius Program Arrangements -  . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

   10.1    Mutual Indemnifications for Breaches of Covenants and Warranty, etc. -   . . . . . .  81
   10.2    Limitations Indemnification -  . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
   10.3    Bulk Sales Act Indemnity -   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
   10.4    Environmental Indemnity -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
   10.5    Sensor Adaptive Machines Patent -  . . . . . . . . . . . . . . . . . . . . . . . . .  84
   10.6    Product Liability and Warranties -   . . . . . . . . . . . . . . . . . . . . . . . .  84
   10.7    Indemnity Re Assumed Liabilities -   . . . . . . . . . . . . . . . . . . . . . . . .  85
   10.8    Indemnity Re Litigation -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
   10.9    Indemnification Procedures -   . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
   10.10   Mitigation -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
   10.11   Exclusive Remedies -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
   10.12   No Claims Against Senior Officers -  . . . . . . . . . . . . . . . . . . . . . . . .  88

ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

   11.1    Public Notices -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
   11.2    Expenses -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
   11.3    Notices -  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
   11.4    Assignment -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
   11.5    Further Assurances -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
   11.6    Counterparts -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

THIS ASSET PURCHASE AGREEMENT is made the 18th day of March, 1999

B E T W E E N:

                     SPAR AEROSPACE LIMITED, a corporation governed by the laws of Canada

                     (the "Vendor")

                                    - and -

                     MacDONALD, DETTWILER AND ASSOCIATES LTD., a corporation governed by the laws of Canada

                     (the "Purchaser")

              RECITALS:



               A. The Vendor currently carries on the business of the design, assembly, manufacture, marketing and support of robotic systems for space and entertainment applications directly through its Robotics Division and indirectly through its wholly-owned subsidiary, Spar Aerospace Inc., a Delaware Corporation, and its wholly-owned subsidiary, Spar Operations & Engineering Corporation, a Delaware Corporation, and the Vendor beneficially owns and controls 1,071,737 shares of Radarsat International Inc., a corporation governed by the laws of Canada.

              B. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the assets, property and undertaking of and pertaining to the Business and all of the shares of Radarsat International Inc. owned by the Vendor, on the terms and conditions of this Agreement.


              NOW THEREFORE, the Parties agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1    DEFINITIONS-

Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

"ACCOUNTS PAYABLE" means all amounts in connection with the Business due and owing to traders, suppliers and other Persons incurred in the ordinary course of business as of the Time of Closing other than amounts due and owing to Persons who are not dealing at Arm's Length with the Vendor;

"ACCOUNTS RECEIVABLE" means any and all accounts receivable, bills receivable, trade accounts, notes receivable, book debts, insurance claims, royalties and other amounts due to the Vendor or Spar Operations in connection with the Business and the Purchased Assets, including any holdbacks, unbilled revenue, refunds and rebates receivable in connection with the Business or the Purchased Assets and those loans and accounts receivable owing by Employees to the Vendor in connection with the Business listed in Schedule 4.17, other than any such amounts which are Excluded Assets, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor and Spar Operations in connection with the Business;

"ACCRUED LIABILITIES" means all accrued liabilities of the Business incurred in the ordinary course of business to the extent reflected in the Closing Date Statement, including for greater certainty those liabilities, if any, of the Business reflected in the Closing Date Statement under the headings "Trade Payables", "Accrued Liabilities", "Income Taxes" and "Warr/Liab Prov";

"AFFILIATE" has the meaning given in the Canada Business Corporations Act, as amended from time to time;

"AGREEMENT" means this Asset Purchase Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement and references to "ARTICLE" or "SECTION" mean and refer to the specified Article or Section of this Agreement;

"ARM'S LENGTH" has the meaning ascribed for the purposes of the ITA;

"ASSUMED CONTRACTS" means the Contracts of the Vendor other than the Excluded Contracts;

"ASSUMED LIABILITIES" means (i) all Balance Sheet Liabilities plus (ii) the liabilities and obligations of the Vendor relating to the Business accrued due on, or accruing due subsequent to, the Closing Date under the Permitted Encumbrances, with respect to the Transferred Employees and, subject to Section 2.5, under the Assumed Contracts and Governmental Authorizations (notwithstanding that customer advances received by the Vendor prior to Closing under such Contracts are an Excluded Asset) plus (iii) obligations of the Vendor in respect of the grievances and complaints identified in Schedule 4.26 and other grievances and complaints arising in the ordinary course of business after the date hereof but prior to the Closing Date none of which have a material adverse effect on the Business plus (iv) all other liabilities and obligations for which the Purchaser is expressly responsible under this Agreement;

"AUDITOR" means Ernst & Young LLP, Chartered Accountants;

"BAAN" means Baan Canada, Inc.;

"BAAN AGREEMENTS" means the Professional Services Agreement executed February 13 and 25, 1998 between the Vendor and Baan as amended by Amendment Number One dated February 13, 1998; the Software License and Support Agreement executed February 10 and 16, 1998 between the Vendor and Baan, as amended by Amendment Number One dated February 10, 1998 and Amendment Number Two dated March 8, 1999; and the Software License and Support Agreement dated February 10, 1998 between the Vendor and Interactive Software Systems Inc. as amended by Addenda Number
One dated         , 1998 and assigned in part pursuant to an Assignment
Agreement dated March 8, 1999 among the Vendor, EMS and Interactive Software Systems Inc.;

"BALANCE SHEET" means the statement of Net Assets of the Business as at December 31, 1998, forming part of the Financial Statements;

"BALANCE SHEET LIABILITIES" means Accounts Payable and Accrued Liabilities;

"BOOKS AND RECORDS" means all books, records, books of account, personnel records, sales and purchase records, lists of suppliers and customers, formulae, inventory records, referral sources, research and development reports and records, price lists, advertising material, production reports and records, manufacturing data, equipment logs, operating guidelines and manuals, employee manuals, business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise, relating to the Business or the Purchased Assets, including all data and information stored on computer-related media;

"BUSINESS" shall mean the business of the design, development, assembly, manufacture, marketing and support of robotic systems for space and entertainment applications carried on by the Vendor directly through its Robotics Division and indirectly through Spar Holdco and Spar Operations, but shall not include the contracts and assets sold to DRS under or pursuant to the Sirius Program Purchase Agreement dated March 8, 1999 between DRS and the Vendor;

"BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the Cities of Toronto, Ontario and Vancouver, British Columbia are open for business during normal banking hours;

"BUSINESS PLAN" means the 1999/2000 Business Plan of the Vendor, a copy of which is attached as Schedule 1.1(e);

"CGI" means CGI Information Systems and Management Consultants Inc.;

"CGI AGREEMENT" means the Outsourcing Services Agreement dated May 22, 1997 between the Vendor and CGI, as amended by Amendment Number 1 and Amendment Number 2;

"CLAIMS" means any claim, demand, action, cause of action, damage, loss, costs, liability, deficiency or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

"CLOSING" means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;

"CLOSING DATE" means the 30th day of April, 1999, provided that if the applicable time periods under the HSR Act have not expired, the Closing Date shall be the earliest of June 30, 1999 and the tenth Business Day following expiry of applicable time periods under the HSR Act, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

"CLOSING DATE STATEMENT" means the statement of assets and liabilities of the Business as at the Closing Date, and the statement of the Net Assets as at the Closing Date, all of which are prepared by the Vendor, together with:


an unqualified opinion of the Auditor to the effect that the Closing Date Statement has been prepared in accordance with generally accepted accounting principles consistently applied with those used in the Financial Statements except for the adjustments described in Schedule 1.1(a) and presents fairly in all material respects the Net Assets, including the Balance Sheet Liabilities, as at the Closing Date; and

a Certificate of the Chief Financial Officer of the Vendor certifying without personal liability the matters referred to in (a) above;

"CLOSING TIME" means 10:00 o'clock a.m. Toronto time, on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

"COLLECTIVE AGREEMENTS" means the collective agreements relating to the Business by which the Vendor or Spar Operations is bound, and all related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents for the Employees which impose any obligations upon the Vendor or Spar Operations or set out the understanding of the parties thereto with respect to the meaning of any provisions of such collective agreements;

"CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated August 31, 1998 between the Vendor and Orbital Sciences Corporation as amended;

"CONTRACTS" means all contracts, licences, leases, agreements, commitments, entitlements and engagements of the Vendor and Spar Operations, including all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied), relating to the Business or the Purchased Assets and, for greater certainty, including the Material Contracts;

"CONTROL" has the meaning given in the Canada Business Corporations Act;

"COPYRIGHTS" means all copyrights used in or relating to the Business, whether registered or not, including those copyright registrations and applications identified in Schedule 4.21;

"COVERED TAXES" has the meaning set out in Section 4.32;

"CUSTOMER - OWNED ASSETS" means those Fixed Assets and Inventory listed on
Schedule 4.14 and Schedule 4.15 which are not owned by the Vendor;

"DRS" means DRS Technologies Canada, Inc.;

"EMPLOYEES" means all persons employed or retained by the Vendor or Spar Operations in connection with the Business, including, for greater certainty, those employees of the Business on long term or short term disability leave or other absence;

"EMS" means EMS Technologies Canada, Ltd.;

"ENCUMBRANCES" means any pledge, lien, charge, hypothec, security agreement, lease, title retention agreement, mortgage, encumbrance, option or adverse claim, security interest of any nature, exception, reservation, easement, right of title, option, right of pre-emption, privilege, matter capable of registration against title, of any kind or character whatsoever;

"ENVIRONMENT" means the environment or natural environment as defined in any Environmental Law and includes air, surface, water, ground water, land surface, soil, subsurface strata, a sewer system and the environment in the workplace;

"ENVIRONMENTAL APPROVALS" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of the Business or pertaining to the Purchased Assets and includes any sewer surcharge agreement;

"ENVIRONMENTAL LAWS" means all Laws relating in full or in part to the protection of the Environment and employee and public health and safety, and includes those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances;

"EQUIPMENT CONTRACTS" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other Contracts binding upon the Vendor or Spar Operations relating to equipment and vehicles used by the Vendor in connection with the Business;

"ETA" means the Excise Tax Act (Canada), as amended from time to time;

"EXCLUDED ASSETS" means:

       (a) all cash, bank balances, moneys in possession of banks and other depositaries, term or time deposits and similar cash items of, owned or held by or for the account of the Vendor, including for greater certainty customer advances received by the Vendor prior to Closing under the Contracts;

       (b) all shares, notes, bonds, debentures or other securities of or issued by corporations or other persons and all certificates or other evidences of ownership thereof owned or held by or for the account of the Vendor except to the extent such are held as collateral for any Assumed Liabilities and except for the Radarsat Shares and the Spar Holdco Shares;

       (c) the corporate, financial, taxation and other records of the Vendor not pertaining exclusively or primarily to the Business;

       (d) all extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor, whether in respect of the Business or otherwise;

       (e) all rights of action and claims (and benefits arising therefrom) of the Vendor against third Persons in connection with the conduct of the Business prior to the Closing Date or otherwise arising by reason of any facts or circumstances that occurred or existed prior to the Closing Date, in each case whether or not an action or any other proceeding shall have been commenced before such time, except to the extent such claims are reflected in the Accounts Receivable;

       (f) any refunds in respect of any re-assessments for Taxes of the Vendor paid or accrued prior to the Closing Date;

       (g) investment tax or similar credits and goods and services tax input tax credits of the Vendor generated prior to the Closing Date and refundable Taxes of the Vendor paid or accrued prior to the Closing Date except to the extent reflected on the Closing Date Statement;

       (h)    any amounts receivable pursuant to Section 9.17;

       (i) except as set out in Schedule 4.17 and except for receivables for travel advances or similar items from Employees, all amounts owing from any director, officer, former director or officer, shareholder, employee or Affiliate of the Vendor;

       (j)    all Excluded Contracts;

       (k) except as provided in this Agreement, all rights of the Vendor to use the name "Spar" or "Spar Aerospace" or any word or name containing such phrases or words (including all logos, trade or brand names, business names, trade marks, trade mark registrations and applications, service mark registrations and applications and copyrights containing or in respect of such words or phrases);

       (l) subject to Section 9.13, insurance policies of the Vendor relating to the Business and the Purchased Assets and all rights in connection therewith including any rights to payments thereunder upon the occurrence of an insured event or refunds of insurance payments;

       (m) all rights of the Vendor to any refunds of workers' compensation payments in respect of any period prior to the Closing Date;

       (n)    except as described in Schedule 7.15, all Pension/Benefit Plans;

       (o)    the Vendor's Class B I.P. address 142.65;

       (p)    the assets set out in Schedule 1.1(c);

       (q) all Contracts and assets sold to DRS under or pursuant to the Sirius Program Purchase Agreement dated March 8, 1999 between DRS and the Vendor, and all rights of the Vendor thereunder other than the Technical Assistance Agreement dated March 8, 1999 between DRS and the Vendor; and

       (r) all rights of the Vendor under this Agreement and agreements, instruments and certificates delivered pursuant to this Agreement;

"EXCLUDED CONTRACTS" means all Contracts relating to the Excluded Assets and all Contracts listed in Schedule 1.1(b);

"FINANCIAL STATEMENTS" means the combined (with Spar Operations and Spar Holdco) and unaudited financial statements of the Business for the fiscal year ended December 31, 1998, consisting of the balance sheet, income statement, statement of changes in financial positions and cash flow statement, and the combined and unaudited income statement of the Business for the fiscal year ended December 31, 1997, copies of which are included in Schedule 4.9;

"FIXED ASSETS" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, implements, tools, jigs, discs, molds, patterns and tooling owned or used or held by the Vendor or Spar Operations in connection with the Business, including any which are in storage, and other tangible property and facilities used in the Business whether located in or on the premises of the Vendor or Spar Operations or elsewhere;

"GOODWILL" means the goodwill of the Business, and information and documents relevant thereto, including lists of customer and suppliers, credit information, research materials, research and development files and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor;

"GOVERNMENT AUDIT PERIOD" means, with respect to any Assumed Contract which is subject to a Government Contract Audit, the period in respect of which there is a Government Contract Audit;

"GOVERNMENT CONTRACT AUDIT" means an audit by a Governmental Authority of any Assumed Contract which under the terms thereof is subject to such an audit;

"GOVERNMENTAL AUTHORITY" means any government, regulatory authority, governmental department, bureau, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

"GOVERNMENTAL AUTHORIZATION" means all authorizations, approvals, including Environmental Approvals, licences or permits issued to the Vendor or Spar Operations in connection with the Business or any of the Purchased Assets by any Governmental Authorities;

"HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

"HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

"INCLUDING" means including without limitation;

"INDUSTRIAL DESIGNS" means all industrial designs or similar rights used in or relating to the Business, whether registered or not, including those industrial design registrations and applications identified in Schedule 4.21;

"INTELLECTUAL PROPERTY RIGHTS" means all right, title and interest in and to and the benefit of all Patents, Trade-marks, Copyrights, Industrial Designs and Topographies;

"INVENTORIES" means all inventories of every kind and nature and wheresoever situate owned by the Vendor or Spar Operations and pertaining to the Business, including all inventories of raw materials, finished goods, operating supplies, parts, spare parts and packaging materials, and all rights of the Vendor or Spar Operations to any such inventories furnished by any Governmental Authority or customer;

"ITA" means the Income Tax Act (Canada), as amended from time to time;

"LAWS" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, tax treaties, notices, directions and judgements, in all such cases to the extent the same are legally enforceable, or other legally enforceable requirements of any Governmental Authority;

"LEASED PREMISES" means the leased premises which are the subject of the Real Property Leases and the Vendor's or Spar Operations' interest in all leasehold improvements pertaining to such leased premises and Real Property Leases and in fixtures located in, on or about such leased premises and all appurtenances thereto;

"MARCH 31 BALANCE SHEET" means the projected balance sheet of the Business as at March 31, 1999, a copy of which is attached as Schedule 1.1(a);

"MATERIAL CONTRACT" means the Permitted Encumbrances listed in Schedule 4.2, the Equipment Contracts listed in Schedule 4.22, the Real Property Leases listed in
Schedule 4.23, the Employment Contracts listed in Schedule 4.25(b), the Collective Agreements listed in Schedule 4.26, the Pension/Benefit Plans referenced in Schedule 7.15 and any other Contract (other than an Excluded Contract) involving aggregate payments to or by the Vendor or Spar Operations in excess of $250,000, or any commitment to or by the Vendor or Spar Operations that may reasonably extend beyond two years or which is outside the ordinary course of business or which does not or cannot be terminated without penalty on less than three months' notice;

"NET ASSETS" means:

       (a) the value of all Accounts Receivable, less a proper and reasonable allowance for doubtful accounts;

                 plus

       (b)    the value of all Inventories valued in accordance with Section
              4.15;

                 plus

       (c)    the value of all Work-in-Process valued in accordance with
              Section 4.16;

                 plus

       (d)    the Prepaid Expenses and Deposits;

                 plus

       (e) the book value of Fixed Assets, less accumulated depreciation relating thereto;

                 less

       (f)    the aggregate value of all Balance Sheet Liabilities,

              the whole as determined in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the March 31 Balance Sheet;

"NON-UNION EMPLOYEES" means Employees whose employment is not governed by the terms of a Collective Agreement;

"NOTICE" shall have the meaning given in Section 11.3;

"PARTIES" means the Vendor and the Purchaser collectively, and "PARTY" means any one of them;

"PATENTS" means all patents and inventions and applications thereof used in or relating to the Business, and patents which may be issued out of such current applications, (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) applied for or registered in any jurisdiction, including those issued patents and patent applications identified in Schedule 4.21;

"PENSION/BENEFIT PLANS" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, relating to the Employees to which the Vendor or Spar Operations is a party to or bound by or under which the Vendor or Spar Operations has any liability or contingent liability, relating to:

       (a) retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan; or

       (b) any bonus, profit sharing, deferred compensation, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of its Employees or former employees, individuals working on contract with it or other individuals providing services to it of a kind normally provided by employees, and all statutory plans with which the Vendor or Spar Operations is required to comply, including the Canada or Quebec Pension Plans and plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

       "PERMITTED ENCUMBRANCES" means the Encumbrances identified as permitted encumbrances in Schedule 4.2;

       "PERSON" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

       "PRE-CLOSING TAX PERIOD" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day;

       "PREPAID EXPENSES AND DEPOSITS" means all deposits with any public utility or Governmental Authority and all amounts prepaid in connection with the Business or the Purchased Assets, including Taxes, rents and telephone, but excluding income or other taxes which are personal to the Vendor, other than any such prepaid amounts or deposits which directly relate to Excluded Assets;

       "PRIME RATE" means the annual variable rate of interest quoted or published from time to time by Bank of Nova Scotia at its main branch in Toronto, Ontario as the "prime rate" of interest charged by it for

Canadian dollar commercial loans made in Canada and for the purposes of this Agreement the "Prime Rate" shall vary, upwards and downwards, as the case may be, at the same time and in the same amount as the said "prime rate" so varies;

"PURCHASE PRICE" shall have the meaning given in Section 3.1;

"PURCHASED ASSETS" means all of the Vendor's right, title and interest in, to and under the assets, property and undertaking, other than the Excluded Assets, owned or used or held by Vendor for use in, or in respect of the operation of, the Business, including the Vendor's right, title and interest in, to and under the following properties, assets and rights:

       (a)    CONTRACTS - the Assumed Contracts, including:

              (i) REAL PROPERTY LEASES, ETC. - the Real Property Leases and the Leased Premises; and

              (ii) EQUIPMENT CONTRACTS - the Equipment Contracts and the full benefit of all service contracts relating to any Equipment Contracts or any equipment or other assets covered by the Equipment Contracts and all options, including options to purchase, under the Equipment Contracts;

       (b)    INVENTORIES, ETC. - the Inventories;

       (c)    FIXED ASSETS - the Fixed Assets;

       (d)    WORK-IN-PROCESS - the Work-in-Process;

       (e)    INVESTMENTS - the Radarsat Shares and the Spar Holdco Shares;

       (f)    GOODWILL OF BUSINESS - the Goodwill;

       (g)    PREPAID EXPENSES AND DEPOSITS - all Prepaid Expenses and Deposits;

       (h)    ACCOUNTS RECEIVABLE - all Accounts Receivable;

       (i)    TECHNOLOGY - the Technology;

       (j)    BOOKS AND RECORDS - the Books and Records;

       (k)    GOVERNMENT AUTHORIZATIONS - the Government Authorizations; and

       (l) GENERAL - all other rights, properties and assets (other than any Excluded Assets) of the Vendor used in the Business, of whatsoever nature or kind and wherever situated;

"RADARSAT SHAREHOLDERS AGREEMENT" means the Shareholders Agreement dated June 21, 1994 among the Vendor, Comdev Limited, MacDonald Dettwiler & Associates Limited, Martin Marietta Technologies Inc. and Radarsat International Inc.;

"RADARSAT SHARES" means all the common shares of Radarsat International Inc. owned by the Vendor;

"REAL PROPERTY LEASES" means those leases and subleases of real property relating to real property used or occupied by the Vendor or Spar Operations in connection with the Business;

"RELEASE" has the meaning prescribed in any Environmental Law and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

"REMEDIAL ORDER" means any administrative direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes any order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated;

"SPAR HOLDCO" means Spar Aerospace Inc.;

"SPAR HOLDCO FINANCIAL STATEMENTS" means the unaudited financial statements of Spar Holdco for the fiscal year ended December 31, 1998, consisting of a balance sheet and income statement, copies of which are included in Schedule 4.9;

"SPAR HOLDCO SHARES" means all of the outstanding shares in the capital of Spar Holdco;

"SPAR OPERATIONS" means Spar Operations & Engineering Corporation;

"SPAR OPERATIONS FINANCIAL STATEMENTS" means the unaudited financial statements of Spar Operations for the fiscal year ended December 31, 1998, consisting of a balance sheet and income statement, copies of which are included in Schedule 4.9;

"SPAR OPERATIONS SHARES" means all of the outstanding shares in the capital of Spar Operations;

"TAXING AUTHORITY" shall mean any Governmental Authority exercising official regulatory authority with respect to Taxes;

"TAX RETURNS" includes all returns, reports, declarations, elections, notices, filings, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed in respect of Taxes;

"TAXES" includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, employer health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums and contributions;

"TECHNICAL INFORMATION" means all right, title and interest in and to all know-how used in or relating to the Business, including all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form, all documented research, trade secrets and other proprietary know-how, processes, computer software and associated manuals, methods of production, drawings, blueprints, patterns, plans, flow charts, equipment and parts lists, descriptions and related instructions, formulas, designs, manuals, records and procedures used in or relating to the Business;

"TECHNOLOGY" means all technology used in or relating to the Business, including all Intellectual Property Rights and Technical Information;

"TOPOGRAPHIES" means the design of the disposition of the elements or interconnections of an integrated circuit product used in or relating to the Business or customization layers for such a product whether registered or not, including the topography, registrations and applications identified in Schedule 4.21;

"TRADE-MARKS" means all trade-marks, trade names, designs, graphics, logos, service marks and other commercial symbols used in connection with the Business except any which are Excluded Assets, whether registered or not, including the trade-marks trade names, designs, graphics, logos and other commercial symbols identified in Schedule 4.21;

"TRANSFERRED EMPLOYEES" shall have the meaning given in Section 9.5;

"WORK-IN-PROCESS" means the work-in-process pertaining to the Business; and

       "YEAR 2000 COMPLIANT" means:

       (a) all dates receivable by software and hardware used in the Business or Purchased Assets (input data) have a century indicator, all dates produced by software and hardware used in the Business or Purchased Assets (output or results) have a century indicator;

       (b) date calculations involving either a single century or multiple centuries neither cause an abnormal ending nor generate incorrect results;

       (c) when sorting by date, all records are sorted by accurate sequence; and when the date is used as a key, records are read and written in accurate sequence; and

       (d)    leap years are determined by the following standard:

       (e) if the year is evenly divisible by 4, it is a leap year, except for years ending in 00; and

              a year ending in 00 is a leap year if it is evenly divisible by 400.

1.2    CERTAIN RULES OF INTERPRETATION -

In this Agreement and the Schedules:

       (a) TIME - time is of the essence in the performance of the Parties' respective obligations;

       (b) CURRENCY - unless otherwise specified, all references to money amounts are to Canadian currency;

       (c) HEADINGS - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

       (d) SINGULAR, ETC. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

       (e) CONSENT - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

       (f) CALCULATION OF TIME - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

       (g) BUSINESS DAY - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.3    KNOWLEDGE -

Any reference to the knowledge of the Vendor or words to similar effect shall be deemed to refer solely to knowledge, information and belief of the following individuals, after reviewing all internal relevant records and making reasonable inquiries regarding the relevant matter of their direct subordinates, including for greater certainty the program managers where applicable:

   Colin Watson               Mag Iskander
   Mark Steinman              Hitem Makim
   Sheldon Polansky           Alan Luborsky
   Stephen McPherson          Cameron Craig
   Susan Kritzinger           Roman Gula

1.4    ENTIRE AGREEMENT -

This Agreement together with the Confidentiality Agreement and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and their Affiliates pertaining to the subject matter of this Agreement and supersede the letter of intent dated January 22, 1999 between the Vendor and MacDonald, Dettwiler and Associates Ltd., all other prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their Affiliates, and there are no warranties, representations or other agreements between the Parties and their Affiliates in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the Confidentiality Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5    APPLICABLE LAW -

This Agreement shall be construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of any Ontario court sitting in Toronto in any action or proceeding arising out of or related to this Agreement and irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court. Nothing in this Section shall affect the right of a Party to bring any action or proceeding against the other Party or its property in the courts in any other jurisdiction.

1.6    ACCOUNTING PRINCIPLES -

All references to generally accepted accounting principles means to principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and, unless expressly stated otherwise, applied on a basis consistent with prior periods and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

1.7    SCHEDULES -

The schedules to this Agreement, as listed below, are an integral part of this
Agreement:

         Schedule          Description
         --------          -----------

         Schedule 1.1(a)   March 31 Balance Sheet
         Schedule 1.1(b)   Excluded Contracts
         Schedule 1.1(c)   Excluded Assets
         Schedule 1.1(e)   1999/2000 Business Plan
         Schedule 3.2      Promissory Note
         Schedule 3.8      Copy of Invoice
         Schedule 3.9      Allocation of Purchase Price
         Schedule 4.2      Permitted Encumbrances
         Schedule 4.9      Financial Statements
         Schedule 4.10     Undisclosed Liabilities
         Schedule 4.12     Capital Expenditure Budget
         Schedule 4.13     Suppliers and Customers
         Schedule 4.14     Fixed Assets
         Schedule 4.15     Customer-Owned Assets
         Schedule 4.17     Employee Accounts Receivable
         Schedule 4.18     Government Grants
         Schedule 4.19     Licences, Permits etc.
         Schedule 4.20     Restrictive Covenants
         Schedule 4.21     Intellectual Property
         Schedule 4.22     Equipment Contracts
         Schedule 4.23     Real Property Leases
         Schedule 4.24     Environmental Matters
         Schedule 4.25(a)  Employment Matters
         Schedule 4 25(b)  Employment Contracts
         Schedule 4.25(c)  Employment Policies
         Schedule 4.26     Collective Agreements
         Schedule 4.27     Insurance
         Schedule 4.28     Material Contracts
         Schedule 4.30     Litigation
         Schedule 4.32     Spar Operations Tax Matters
         Schedule 4.39     Non-Arm's Length Contracts
         Schedule 4.41     Year 2000 Plan
         Schedule 7.5      Contracts Requiring Consent
         Schedule 7.9      Non-Competition Agreement
         Schedule 7.15     Pension/Benefit Plans Agreement
         Schedule 7.16     Baan Agreement Principles



Disclosure of information on any Schedule shall be deemed to be disclosure of such information on all other relevant Schedules. Inclusion of specific information on any Schedule shall not constitute or be deemed to constitute any admission that such information is material or is required to be so disclosed.

                                    ARTICLE 2

                                PURCHASE AND SALE

2.1    ACTION BY VENDOR AND PURCHASER -

At the Closing Time:

       (a) PURCHASE AND SALE OF PURCHASED ASSETS - the Vendor shall sell and the Purchaser shall purchase the Purchased Assets for the Purchase Price payable as provided in this Agreement;

       (b) ASSUMPTION OF ASSUMED LIABILITIES - the Purchaser shall assume the Assumed Liabilities;

       (c) PAYMENTS BY PURCHASER - the Purchaser shall deliver to the Vendor the amount set out in subsection 3.2(c) and the promissory note contemplated in subsection 3.2(b);

       (d) DELIVERY OF SHARE CERTIFICATES - the Vendor shall deliver to the Purchaser share certificates representing the Radarsat Shares and the Spar Holdco Shares duly endorsed for transfer subject to compliance with the terms of the Radarsat Shareholders Agreement;

       (e) DELIVERY OF CLOSING DOCUMENTATION - Each of the Parties shall deliver to the other a certificate of status or equivalent and two certified copies of its constating documents and by-laws and the resolution authorizing the execution, delivery and performance by it of the Agreement pursuant to the provisions hereof. Each of the parties shall also execute and deliver or cause to be executed and delivered to the other Party two copies of such other documents relevant to the closing of the transactions contemplated in this Agreement as such other Party, acting reasonably, may request; and

       (f) TRANSFER AND DELIVERY OF PURCHASED ASSETS - the Vendor shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser all the Vendor's right, title and interest in, to and under, or in respect of, the Purchased Assets, and shall deliver up to the Purchaser possession of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances and, in the case of the Radarsat Shares, the Radarsat Shareholders Agreement) and shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to the Purchaser of the Purchased Assets.

2.2    PLACE OF CLOSING -

The Closing shall take place at the Closing Time at the offices of Osler, Hoskin & Harcourt located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, or at such other place as may be agreed upon by the Vendor and the Purchaser.

2.3    TENDER -

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company or, at the option of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

2.4    NO ASSUMPTION OF LIABILITIES -

For greater certainty, the Purchaser is not assuming and shall not be responsible for any of the liabilities, debts or obligations of the Vendor, whether present or future, absolute or contingent and whether or not relating to the Business, other than the Assumed Liabilities.

2.5    ASSIGNMENT OF CONTRACTS -

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Assumed Contract or Governmental Authorization which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively "Non-Assignable Rights"). In connection with such Non-Assignable Rights, the Vendor shall, at the request of the Purchaser:

       (a) apply for and use all reasonable efforts to obtain all consents or approvals contemplated by the Assumed Contracts and Governmental Authorizations, in a form satisfactory to the Purchaser acting reasonably, provided that nothing herein shall require the Vendor to make any payment to any other party to any of the Assumed Contracts;

       (b) co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser, including holding any such Non-Assignable Rights in trust for the Purchaser or acting as agent for the Purchaser;

       (c) enforce any rights of the Vendor arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto;

       (d) take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall enure to the benefit of the Purchaser; and

       (e) pay over to the Purchaser, all monies collected by or paid to the Vendor in respect of such Non-Assignable Rights.

The Parties shall co-operate in any reasonable and lawful arrangements designed to enable the Purchaser to perform and satisfy the obligations of the Vendor under such Non-Assignable Rights and the Purchaser shall perform and satisfy such obligations consistent with such arrangements with the Vendor. The Purchaser shall indemnify and save the Vendor harmless from any Claims in respect of any Non-Assignable Rights in connection with or arising as a result of any action of the Vendor taken pursuant to the foregoing. If the Vendor is unable to lawfully provide the benefit of any Governmental Authorization to the Purchaser, it shall not, at any time, use such Governmental Authorization for its own purposes or assign or provide the benefit of such Governmental Authorization to any other Person.

                                    ARTICLE 3

                                 PURCHASE PRICE

3.1    PURCHASE PRICE -

The amount payable by the Purchaser for the Purchased Assets shall, subject to any adjustments required by Section 3.3, and exclusive of all applicable sales and transfer taxes, be the amount of $62,981,481,48 plus the amount of the Balance Sheet Liabilities and plus the amount contemplated by Section 3.8 (the "Purchase Price").

3.2    SATISFACTION OF PURCHASE PRICE -

At the Closing Time, the Purchaser shall satisfy the Purchase Price as follows:

       (a) as to the amount of the Balance Sheet Liabilities, by the assumption by the Purchaser of the Balance Sheet Liabilities;

       (b) as to $31,481,481.40, by the delivery to the Vendor of a promissory note guaranteed by Orbital Sciences Corporation, each in the form set out in Schedule 3.2; and

       (c) as to the balance, by the payment to the Vendor of the amount of $31,500,000.

3.3    ADJUSTMENTS TO PURCHASE PRICE BASED ON NET ASSETS -

The Purchase Price payable pursuant to Section 3.1 is based upon the estimate that the Net Assets to be reflected on the Closing Date Statement will be within $500,000 of $12,680,000. The Purchase Price shall be decreased on a dollar for dollar basis by the amount, if any, by which Net Assets reflected on the Closing Date Statement is less than $12,180,000 and increased on a dollar for dollar basis by the amount, if any, by which Net Assets reflected on the Closing Date Statement is greater than $13,180,000. The Vendor shall provide the Purchaser with a Letter of Credit in the amount of $1 million to secure only the obligations of the Vendor to pay an amount to the Purchaser pursuant to this Section.

3.4    DELIVERY OF CLOSING STATEMENT -

As soon as reasonably practical after the Closing Date and in any event not later than 60 days thereafter, the Vendor shall prepare and deliver to the Purchaser the Closing Date Statement. The Purchaser shall cooperate fully with the Vendor in the preparation of the Closing Date Statement and shall grant the Vendor and its representatives reasonable access during normal business hours to the relevant records, facilities and personnel of the Business for such purposes. The Vendor shall at the same time prepare and deliver to the Purchaser unaudited unconsolidated statements of assets, liabilities and equity for each of Spar Holdco and Spar Operations.

3.5    PAYMENT OF ADJUSTMENT AMOUNT -

Subject to Section 3.6, within 30 days after delivery by the Vendor to the Purchaser of the Closing Date Statement, the Vendor or the Purchaser, as applicable, shall pay to the other the amount, if any, by which, based on the Closing Date Statement, the Purchase Price is to be adjusted pursuant to Section 3.3.

3.6    OBJECTION TO CLOSING DATE STATEMENT -

       (a) DELIVERY OF OBJECTION NOTICE - In the event that the Purchaser objects in good faith to any aspect of the Closing Date Statement, the Purchaser shall so advise the Vendor by delivery to the Vendor of a written notice (the "Objection Notice") within 30 days after the delivery by the Vendor to the Purchaser of the Closing Date Statement. The Objection Notice shall set out the reasons for the Purchaser's objection as well as the amount under dispute and reasonable details of the calculation of such amount.

       (b) AGREEMENT OF PARTIES - In the event that the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm this resolution in writing and shall thereafter be bound by such resolution.

       (c) ARBITRATION - In the event that the Parties are unable to settle any dispute with respect to the Closing Date Statement within 30 days after the delivery by the Purchaser to the Vendor of the Objection Notice, the dispute shall forthwith, and in any event within 60 days after the delivery by the Purchaser to the Vendor of the Objection Notice, be referred for arbitration to Deloitte & Touche or, if such person is unwilling or unable to act as arbitrator, to a partner of a national accounting firm which does not audit either of the Parties or their Affiliates. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Toronto in accordance with the Arbitrations Act (Ontario). The Purchaser and the Vendor shall cooperate in completing any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by the Parties or in such other manner as the arbitrator may determine to be appropriate.

       (d) DETERMINATION OF ARBITRATOR - The Parties shall instruct the arbitrator to make a determination within 30 days after the date on which the dispute was referred to the arbitrator and the determination of the arbitrator shall be final and binding on all Parties. The Closing Date Statement and the Purchase Price shall be adjusted in accordance with the determination of the arbitrator.

       (e) PAYMENT IN ACCORDANCE WITH DETERMINATION - Within five days after resolution by agreement of the Parties of the dispute which was the subject of the Objection Notice or, failing such resolution, within five days after the final determination of the arbitration, the Vendor or the Purchaser shall pay to the other the amount, if any, by which the Purchase Price is to be adjusted as a result of such resolution or final determination.

3.7    INTEREST -

All amounts paid as adjustments to the Purchase Price under Sections 3.5 and 3.6 shall be paid together with interest thereon calculated monthly from the Closing Date to the date of payment, at the Prime Rate.

3.8    ADJUSTMENT TO PURCHASE PRICE BASED ON CSA OR NASA PAYMENTS -

If, on or prior to the first anniversary of the Closing Date, the Purchaser or Radarsat International Inc. receives any payment from the National Aeronautics and Space Agency or Canadian Space Agency ("CSA") with respect to the invoice, a copy of which is attached as Schedule 3.8, or if Radarsat International Inc. offsets said amount or any part thereof against payables to CSA, the Purchaser shall, or shall cause Radarsat International Inc. to, pay 29.8% of 50% of the amount so received or set off to the Vendor and the Purchase Price shall be deemed to have been increased by the amount so paid.

3.9    ALLOCATION OF PURCHASE PRICE -

The Purchase Price shall be allocated in accordance with the provisions of
Schedule 3.9. If the Purchase Price shall be adjusted pursuant to Section 3.3, the amount of adjustment required shall, if such amount cannot be reasonably allocated to a particular asset, be allocated on a pro rata basis based on the amounts allocated among the various categories of assets listed in Schedule 3.9. If the Purchase Price shall be adjusted pursuant to Section 3.8, the amount of adjustment shall be allocated to the Radarsat Shares. The Vendor and the Purchaser agree to report the purchase and sale of the Purchased Assets in any returns required to be filed under the ITA and other taxation statutes in accordance with the provisions of Schedule 3.9.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser, the matters set out below.

4.1    INCORPORATION AND REGISTRATION -

       (a) The Vendor is a corporation duly incorporated and validly existing under the Laws of Canada and has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently conducted. Neither the nature of the Business nor the location or character of the property owned or leased by the Vendor in connection with the Business requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than in the Province of Ontario where it is duly registered, licensed or otherwise qualified for such purpose.

       (b) Spar Operations is a corporation duly incorporated and validly existing under the laws of Delaware and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by it requires Spar Operations to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than the States of Texas and Florida where it is duly registered, licensed or otherwise qualified for such purpose.

       (c) Spar Holdco is a corporation duly incorporated and validly existing under the laws of Delaware and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by it requires Spar Holdco to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction.

4.2    TITLE TO THE ASSETS -

       (a) Subject to subsection 4.21(b) and other than the Customer - Owned Assets, the Vendor is the sole registered owner of the Spar Holdco Shares and the Radarsat Shares and the absolute beneficial owner of the Purchased Assets, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of the Purchased Assets (subject only, in the case of Assumed Contracts, Governmental Authorizations and the Radarsat Shares, to the necessity for obtaining consents to their assignment). In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the Purchased Assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by the Vendor in the ordinary course.

       (b) Each of Spar Holdco and Spar Operations is the absolute beneficial owner of its assets, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of its assets. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the assets of, or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the assets of, Spar Holdco or Spar Operations other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by Spar Operations in the ordinary course.

       (c)    The Permitted Encumbrances are set out in Schedule 4.2.

4.3    RIGHT TO SELL RADARSAT SHARES -

The disposition of the Radarsat Shares as provided in this Agreement will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute regulation, order, judgment, decree, licence, permit or Law to which the Vendor is a party or subject or by which the Vendor is bound or affected, provided the Parties comply with the Radarsat Shareholders Agreement and the consent of the directors of Radarsat International Inc. to such transfer is obtained in accordance with the Articles of Radarsat International Inc.

4.4    DUE AUTHORIZATION -

The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance of the Vendor's obligations hereunder have been duly authorized by all necessary corporate action on the part of the Vendor.

4.5    ENFORCEABILITY OF OBLIGATIONS -

This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with the terms of this Agreement.

4.6    ABSENCE OF CONFLICTING AGREEMENTS -

Except for those Assumed Contracts and Governmental Authorizations which require consent to their transfer or assignment, none of the Vendor, Spar Holdco or Spar Operations is a party to, bound or affected by or subject to any Contract, Governmental Authorization, indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or Law (other than bulk sales legislation and the Vendor's existing bank credit facilities) (a) which would be violated, contravened, breached, (b) under which default would occur, (c) under which an Encumbrance would be created, (d) which would be amended or (e) with respect to which a provision which would be materially adverse to the Purchaser or the Business would be triggered, in each case as a result of the execution and delivery of this Agreement or any other agreement to be entered into under the terms of this Agreement, or the performance by the Vendor of any of its obligations provided for under this Agreement or any other agreement contemplated herein.

4.7    NO JOINT VENTURE INTERESTS, ETC. -

Other than the Radarsat Shareholders Agreement, none of the Vendor, Spar Holdco or Spar Operations (i) is a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking relating to the Business or the Purchased Assets, (ii) has any other significant investment interests or profit-sharing or similar agreements in any business owned or controlled by any third party and (iii) has authorized, agreed or otherwise become committed to do any of the foregoing.

4.8    REGULATORY APPROVALS -

No Governmental Authorization, order, consent or filing is required (other than under the HSR Act) on the part of the Vendor, Spar Holdco or Spar Operations, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.9    FINANCIAL STATEMENTS -

Except as described in Schedule 1.1(a) and Schedule 4.9, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly:

       (a) all of the assets, liabilities and financial position of the Business as at December 31, 1998; and

       (b) the sales, earnings and results of operation of the Business for the 12-month periods ended December 31, 1997 and December 31, 1998, respectively, and the cash flow of the Business for the 12 month period ending December 31, 1998.

Except as described in Schedule 1.1(a) and Schedule 4.9, the March 31 Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the Financial Statements and presents fairly Vendor's reasonable expectation as at February 1, 1999 of all of the assets, liabilities and financial position of the Business as at March 31, 1999.

Except as described in Schedule 1.1(a) and Schedule 4.9, the Spar Operations Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly all of the assets, liabilities and financial position of Spar Operations as at

December 31, 1998 and the sales, earnings and operations of Spar Operations for the 12-month period ending December 31, 1998.

Except as described in Schedule 1.1(a) and Schedule 4.9, the Spar Holdco Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly all of the assets, liabilities and financial position of Spar Holdco as at December 31, 1998 and the earnings of Spar Holdco for the 12-month period ending December 31, 1998.

4.10   ABSENCE OF UNDISCLOSED LIABILITIES -

Since the date of the Balance Sheet, none of the Vendor, Spar Holdco or Spar Operations has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) in respect of the Business, which continue to be outstanding, except as disclosed on Schedule 4.10 or incurred in the ordinary course of business.

4.11   ABSENCE OF CHANGES - SINCE THE DATE OF THE BALANCE SHEET THERE HAS NOT
       BEEN:

       (a) any material adverse change in the financial condition or operations of the Business or the Purchased Assets taken as a whole, or the occurrence of any event or circumstance which could reasonably be expected to materially adversely affect the Purchased Assets taken as a whole or, to the knowledge of the Vendor, the anticipated realization of the revenues contemplated in Business Plan during, or within a reasonable (in the context of the industry of the Business) period after, the period covered by the Business Plan, other than changes in the ordinary and usual course of business none of which has been materially adverse;

       (b) any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets or properties of the Business or which could reasonably be expected to materially adversely affect the Purchased Assets taken as a whole or, to the knowledge of the Vendor, the anticipated realization of the revenues contemplated in Business Plan during, or within a reasonable (in the context of the industry of the Business) period after, the period covered by the Business Plan; or

       (c) any material change in the level of Inventories, any material write-down of the value of any Inventory, any material adverse change in the estimated aggregate cost at completion of the current programs of the Business or, except in the ordinary course of business, any write-off as uncollectible of any Accounts Receivable.

4.12   ABSENCE OF UNUSUAL TRANSACTIONS -

Since the date of the Balance Sheet, in respect of the Business, none of the Vendor, Spar Holdco or Spar Operations has:

       (a) transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

       (b) incurred or assumed any obligation or liability (fixed or contingent), except Permitted Encumbrances, those obligations and liabilities listed in Schedule 4.10 and unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

       (c) paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary and usual course of business;

       (d) suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or the Business;

       (e) granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of personnel employed in the Business, other than as provided for in the Collective Agreements or in the ordinary course of business and consistent with past practice, or changed the terms of employment for any Employee, except in the ordinary course of business and consistent with past practice; or agreed to a change in interpretation or application of any provision of any Collective Agreement;

       (f) hired or dismissed any Employees except in the ordinary course of business;

       (g) except as disclosed in Schedule 4.2, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise permitted any of its assets or property, whether tangible or intangible, to become subject to an Encumbrance;

       (h) incurred capital expenditures or commitments relating to the Business or the Purchased Assets in excess of $50,000 in respect of all categories not included in the Vendor's current capital expenditure budget, a true copy of which is included in Schedule 4.12, or which are in respect of a category included in such capital expenditure budget but which are materially higher than the amounts set out in such category in such capital expenditure budget;

       (i) entered into any material forward purchase commitment in excess of the requirements of the Business for normal operating inventories or at prices materially higher than the then current market prices;

       (j) entered into any material forward sales commitments other than in the ordinary course of business, failed to satisfy in any material respect any accepted order for goods or services or implemented any change in the credit terms offered to customers of the Business;

       (k) adopted any change in its accounting practices or in its depreciation or amortization policies or rates or in its policies with respect to the terms of payment of accounts payable or supplier credit terms; or

       (l) authorized, agreed or otherwise become committed to do any of the foregoing.

4.13   MAJOR SUPPLIERS AND CUSTOMERS -

Schedule 4.13 contains a complete listing of each significant current supplier of goods and services to, and each significant current customer of, the Business. To the knowledge of the Vendor, no such supplier to, or customer of, the Business has any intention to materially and adversely change its relationship or the terms upon which it conducts business with the Business, including the terms upon which any customer makes payments to the Business.

4.14   CONDITION OF FIXED ASSETS -

To the knowledge of the Vendor, the Fixed Assets do not have any latent defects. Having regard to their use and age, the Fixed Assets are in good condition, repair and (where applicable) proper working order except for, in each case, latent defects not known to the Vendor and have been properly and regularly maintained. Schedule 4.14 contains a list of substantially all of the Fixed Assets.

4.15   CUSTOMER OWNED ASSETS -

All Inventories are valued on the books of the Vendor and Spar Operations at the lower of cost and net realizable value in accordance with generally accepted accounting principles. Finished goods in the Inventories are saleable in the ordinary course of business and consistent with past practice and the rest of the Inventories are merchantable or usable, subject to any reserves reflected on the Closing Date Statement. All Inventories are in quantities usable and saleable in the ordinary course of business. Schedule 4.15 contains a list of substantially all of the Customer - Owned Assets and the location of such as of the dates indicated in Schedule 4.15.

4.16   WORK-IN-PROCESS -

All Work-in-Process is valued on the books of the Vendor and Spar Operations at the lower of cost and net realizable value in accordance with generally accepted accounting principles.

4.17   COLLECTIBILITY OF ACCOUNTS RECEIVABLE -

The Accounts Receivable are bona fide, have been reflected in the Books and Records in accordance with generally accepted accounting principles and, subject to the insolvency or bankruptcy of the Person who is to make payment thereof to the Vendor or Spar Operations, are good and collectible in the ordinary course of business and not subject to any defence, counterclaim or set off, except to the extent of any reserves provided for such accounts in the Balance Sheet as adjusted in the ordinary and usual course of business. Schedule 4.17 contains a complete list of all loans and accounts receivable owing by Employees to the Vendor or Spar Operations in connection with the Business (other than receivables for travel advances or similar items) showing the name of the Employee, the amount outstanding, a description of any security held therefor and the terms of payment.

4.18   GOVERNMENT GRANTS -

Schedule 4.18 contains a complete list of all Contracts relating to grants or other forms of assistance, including loans with interest at below market rates received by the Vendor or Spar Operations in connection with the Business from any Governmental Authority, and the terms of repayment for any which are subject to repayment.

4.19   BUSINESS IN COMPLIANCE WITH LAW -

In all material respects, the operations of the Business have been and are now conducted in compliance with all applicable Laws of each jurisdiction in which the Business has been and is carried on and none of the Vendor, Spar Holdco or Spar Operations has received any notice of any alleged breach of any such Laws. The Governmental Authorizations are all such authorizations required by the Vendor, Spar Holdco and Spar Operations to enable them to carry on the Business in compliance with applicable Laws. Such Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no material violations thereof and no proceedings are pending or, to the knowledge of the Vendor, threatened, which could result in their revocation or limitation. All of such Government Authorizations, other than Environmental Approvals, are listed in Schedule 4.19.

4.20   RESTRICTIVE COVENANTS -

Except as disclosed in Schedule 4.20, neither the Vendor, Spar Holdco or Spar Operations is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting its freedom to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Business or the continued operation of the Business after the Closing.

4.21   INTELLECTUAL PROPERTY -

       (a) RIGHTS - Schedule 4.21 to this Agreement contains a true and complete list and a brief description of all Intellectual Property Rights which have been registered, or for which applications for registration have been filed in any jurisdiction, that relate to or are used in connection with the Business.

       (b)    OWNERSHIP -

              (i) Except as set forth in Schedule 4.21, the Vendor is the owner, and to the knowledge of the Vendor, the sole and exclusive owner, of all right, title and interest in and to the Technology free and clear of any Encumbrances;

              (ii) Schedule 4.21 identifies all Technology which is not owned by the Vendor and, to the knowledge of the Vendor, the owner thereof; and all such Technology is being used with the consent of or license from the rightful owner thereof and all such licenses and consents are in full force and effect and no default exists thereunder on the part of the Vendor or any other party thereto;

              (iii) the Vendor or Spar Operations has all right, title and interest in and to the Technology to the extent necessary to carry on the Business and to fulfil all of the Vendor's obligations under this Agreement; and

              (iv) the Vendor has the right to grant the rights, licences and privileges provided for in this Agreement and has not assigned, licensed or otherwise conveyed such rights, licences or privileges to any other person.

       (c) VALIDITY - To the knowledge of the Vendor, the Intellectual Property Rights are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights. To the knowledge of the Vendor, all applications for registration of Intellectual Property are in good standing and the Vendor or Spar Operations is diligently prosecuting all such applications.

       (d) COMPLETE - Except as set forth in Schedule 4.21, the Technology is complete to the extent and under the conditions stated in this Agreement to enable the Purchaser to carry on the Business.

       (e)    INFRINGEMENTS BY THE VENDOR - Except as set forth in Schedule
              4.21:

              (i) to the knowledge of the Vendor, there is no claim of adverse ownership or invalidity of or other opposition to or conflict with any of the Technology or any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Vendor or Spar Operations relating to the Technology; and

              (ii) to the knowledge of the Vendor, the Business and any product or service which the Vendor or Spar Operations manufactures, uses or sells in the conduct of the Business, and any process, method, packaging, advertising, or material that the Vendor or Spar Operations employs in the manufacture, marketing for sale of any such product, and the use of any of the Technology do not breach, violate, infringe or interfere with any rights of any third party or require payment for the use of any technology of another.

(f)    LICENSES AND COVENANTS NOT TO SUE -

Schedule 4.21 sets forth a complete and correct list and brief description of all judgments, covenants not to sue, permits, grants, franchises, licenses and other agreements and arrangements relating to any of the Technology (other than licenses or similar agreements relating to "off-the-shelf" Technology which is widely commercially available) which bind, obligate or otherwise restrict the Vendor or Spar Operations. To the knowledge of the Vendor, no Person licensed by the Vendor or Spar Operations to use any of the Technology and no Governmental Authority which owns Technology used by the Vendor or Spar Operations in the Business has granted or intends to grant to a competitor of the Business a license to use the Technology.

(g) THIRD PARTY INFRINGEMENTS - Schedule 4.21 sets forth a complete and correct list and brief description of all infringements, violations or appropriations of the Technology of which the Vendor is aware.

(h) MAINTENANCE - Subject to Section 2.5, the Vendor will until Closing maintain or cause to be maintained in full force and effect all rights to the Technology in accordance with its current practices, including paying all renewal and maintenance fees required to maintain the Intellectual Property.

4.22   EQUIPMENT CONTRACTS -

Schedule 4.22 sets forth a true and complete list of all Equipment Contracts involving aggregate payments to or by the Vendor or Spar Operations in excess of $25,000/year together with a description of the equipment and vehicles to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no material default exists on the part of the Vendor or Spar Operations, or, to the knowledge of the Vendor, on the part of any of the other parties thereto. The entire interest of the Vendor or of Spar Operations under each of the Equipment Contracts is held by it free and clear of any Encumbrances, other than Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly and punctually paid.

4.23   REAL PROPERTY LEASES -

       (a) Schedule 4.23 sets forth a true and complete list of the Real Property Leases and the municipal address and legal description of the real property to which such Real Property Leases relate.

       (b) Except as disclosed in Schedule 4.23, all interests held by the Vendor or Spar Operations as lessee under the Real Property Leases are free and clear of all Encumbrances.

       (c) All payments required to be made by the Vendor or Spar Operations pursuant to the Real Property Leases have been duly paid and the Vendor or Spar Operations, as applicable, is not otherwise in default in any material respect in meeting its obligations under any of the Real Property Leases.

       (d) None of the landlords under each of the Real Property Leases is in default in meeting any of its material obligations under its respective Real Property Leases.

       (e) Except as disclosed in Schedule 4.23, neither the Vendor nor Spar Operations has any option, right of first refusal or other contractual right relating to the Leased Premises.

       (f) No event exists which, but for the passing of time or the giving of notice, or both, would constitute a material default by either party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default.

       (g) Neither the Vendor nor Spar Operations has waived, or omitted to take any action in respect of any substantial rights under any of the Real Property Leases.

       (h) Except as disclosed in Schedule 4.23, neither the Vendor nor Spar Operations is a party to any Real Property Leases as lessor.

4.24   ENVIRONMENTAL MATTERS -

       (a)    All Environmental Approvals are listed in Schedule 4.24.

       (b) Except as disclosed in Schedule 4.24, all operations of the Vendor or Spar Operations pertaining to the Business or the Purchased Assets or conducted on the Leased Premises and the Leased Premises and any real property used in the Business while occupied by the Vendor or Spar Operations, and, to the knowledge of the Vendor, while occupied by the Vendor's or Spar Operations' predecessors in title, have been and are now in compliance in all material respects with all Environmental Laws. Any Release by the Vendor or Spar Operations of any Hazardous Substance from the Business or the Purchased Assets into the Environment complied and complies in all material respects with all Environmental Laws.

       (c) All Environmental Approvals required to be held by the Vendor or Spar Operations have been obtained, are valid and in full force and effect, have been and are being complied with in all material respects, and there have been and are no proceedings commenced or, to the knowledge of the Vendor, threatened to revoke or amend any Environmental Approvals.

       (d) Neither the Business nor any of the Purchased Assets has been or is now the subject of any Remedial Order, nor does the Vendor have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor, to the knowledge of the Vendor, are there any circumstances which could reasonably result in the issuance of any such Remedial Order.

       (e) With respect to the Business and the Purchased Assets, neither the Vendor nor Spar Operations has ever been prosecuted for or convicted of any offence under Environmental Laws, nor has the Vendor or Spar Operations been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or the breach of any Environmental Law and to the knowledge of the Vendor, there is no reasonable basis for any such proceeding.

       (f) Except as disclosed in Schedule 4.24 and except for waste disposed of by carriers duly licensed to do so, to the knowledge of the Vendor no part of the Leased Premises, any other Purchased Assets or any real property used in connection with the Business has ever been used as a landfill or for the disposal of waste.

       (g) Neither the Vendor nor Spar Operations uses or stores in or on the Leased Premises any equipment, waste or other material containing polychlorinated biphenyls (PCBs) except in compliance with applicable Environmental Laws.

       (h) All material environmental data and studies (including the results of any environmental audit) in the possession of, or under the control of, the Vendor with respect to the Business or the Purchased Assets have been delivered or made available to the Purchaser.

       (i) The Vendor has no knowledge of the presence of any Hazardous Substance in, on or under the Leased Premises or any other Purchased Assets other than in accordance with applicable Environmental Laws.

       (j) The Vendor has no knowledge of any Hazardous Substance originating from any neighbouring or adjoining properties which has migrated onto, or is migrating towards any of the Leased Premises or any other Purchased Assets.

4.25   EMPLOYMENT MATTERS -

       (a) Schedule 4.25(a) sets forth a list of all Employees, together with the titles, job classifications, status (whether active or inactive and, if inactive, the reason for their absence) and material terms of employment, including, current wages, salaries or hourly rate of pay of, and any bonus (whether monetary or otherwise) paid for the 1997 and 1998 fiscal years (including the date of payment) or payable to each such Employee, and the date upon which each such Employee was first hired by the Vendor or Spar Operations and the employer of such Employee if it is not the Vendor. Bonuses paid in respect of the 1995 and 1996 fiscal years averaged 6.7% and 2.8%, respectively, of the salary of each Employee who received such a bonus and no bonuses were paid in respect of the 1994 fiscal year. Except as disclosed, no Employee is on short-term disability, long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or equivalent legislation in other jurisdictions.

       (b) Except for those written employment contracts with salaried Employees identified in Schedule 4.25(b), there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable Law.

       (c) Except as set out in Schedule 4.25(c), there are no employment policies or plans, including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated, which are binding upon the Vendor or Spar Operations in respect of the Employees or the Business.

       (d) The Business has been and is being operated in compliance in all material respects with all applicable Laws relating to employees, including employment standards, occupational health and safety, workers' compensation, labour relations and pay equity and employment equity to the extent applicable. Each of the Vendor and Spar Operations has complied with and posted plans as required under the Pay Equity Act (Ontario) or equivalent legislation in other jurisdictions. To the knowledge of the Vendor, there have been no complaints under such Laws against the Vendor or Spar Operations in respect of the Business.

       (e) To the knowledge of the Vendor there are no complaints, nor are there any threatened complaints, against the Vendor or Spar Operations in respect of the Employees or the Business, before any employment standards branch, labour board (including the U.S. National Labour Relations Board), human rights tribunal or any other Governmental Authority. To the knowledge of the Vendor, nothing has occurred which might reasonably lead to a complaint against the Vendor or Spar Operations in respect of the Employees or the Business under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under the employment standards legislation which place any obligation upon the Vendor or Spar Operations, relating the Employees or the Business, to do or refrain from doing any act.

       (f) All current payroll premiums, non-compliance charges, experience rating surcharges, and current assessments under the Workplace Safety and Insurance Act (Ontario) or equivalent legislation in other jurisdictions in relation to the Employees or the Business have been paid or accrued by the Vendor or Spar Operations, as applicable, and the Business has not been subject to any special or penalty or interest assessment under such legislation which has not been paid.

4.26   COLLECTIVE AGREEMENTS -

       (a) Schedule 4.26 sets forth a true and complete list of all the Collective Agreements, with any trade union or association which may qualify as a trade union.

       (b) To the knowledge of the Vendor, there are no outstanding labour board proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for employees or dependent contractors of the Vendor or Spar Operations in respect of the Business, not already covered by the Collective Agreements, and there have not been any such proceedings within the last two (2) years.

       (c) To the knowledge of the Vendor, there are no threatened or apparent union organizing activities involving Employees or dependent contractors of the Vendor in respect of the Business, not already covered by the Collective Agreements. No such organizing activities have occurred within the three (3) year period prior to the date of this Agreement.

       (d) To the knowledge of the Vendor, neither the Vendor nor Spar Operations is in default or in breach of any of its obligations under any Collective Agreement.

       (e) There is no strike or lock out occurring or, to the knowledge of the Vendor, threatened affecting the Business.

       (f) Except as described in Schedule 4.26, neither the Vendor nor Spar Operations has any unresolved grievances or pending arbitration cases outstanding relating to the Employees or the Business.

       (g) To the knowledge of the Vendor, neither the Vendor nor Spar Operations has any serious labour problems that might materially adversely affect the value of the Business or lead to an interruption of the operations at any location which may have material adverse effect on the value of the Business.

4.27   INSURANCE -

Schedule 4.27 sets forth a list of all policies of insurance which the Vendor maintains for the Business and the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible. All such policies of insurance are in full force and effect and the Vendor is not in default, as to the payment of premium or otherwise, under the terms of any such policy.

4.28   MATERIAL CONTRACTS - EXCEPT FOR THE:

-    Permitted Encumbrances listed in Schedule 4.2,
-    Equipment Contracts listed in Schedule 4.22,
-    Real Property Leases listed in Schedule 4.23,
-    Employment Contracts listed in Schedule 4.25(b),
-    Collective Agreements listed in Schedule 4.26,
-    Vendor's Pension/Benefit Plans, and
-    Material Contracts listed in Schedule 4.28,

neither the Vendor nor Spar Operations is a party to or bound by any Material Contract which relates to the Business or the Purchased Assets. The Material Contracts are all in full force and effect unamended and no material default exists under such Material Contracts on the part of any of the parties to such Contracts. The Vendor and Spar Operations have the necessary personnel to perform all their obligations under the Material Contracts and the Vendor does not know of any reason why the Vendor or Spar Operations would not have the capacity to perform all their obligations under the Material Contracts in the ordinary course of business. To the knowledge of the Vendor, each of the parties to the Material Contracts other than the Vendor or Spar Operations has the capacity, including the necessary personnel, equipment, supplies and know-how, to perform all its obligations under the Material Contracts.

4.29   COPIES OF AGREEMENTS, ETC. -

Current and complete copies (except for amendments thereto which are not material, either individually or in the aggregate) of all Material Contracts, other than inactive Material Contracts in respect of which warranty periods have expired but with respect to which the Vendor or Spar Operations has ongoing obligations respecting confidentiality, maintenance for Customer - Owned Assets or similar obligations, have been delivered or made available to the Purchaser. Except as set forth in Schedule 4.28, there are no current or pending negotiations with respect to the renewal or repudiation of, or material amendment to, any Material Contracts.

4.30   LITIGATION -

Except as set forth in Schedule 4.30, there is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or, to the knowledge of the Vendor, pending or threatened, against or relating to the Vendor, Spar Holdco or Spar Operations before any Governmental Authority or arbitration panel which, if determined adversely to the Vendor, Spar Holdco or Spar Operations, would:

       (a) materially and adversely affect the properties, business, future prospects or financial condition of the Business or the Purchased Assets;

       (b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or

       (c) prevent the Vendor from fulfilling all of its obligations set out in this Agreement or arising from this Agreement,

and the Vendor has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against the Vendor, Spar Holdco or Spar Operations any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator relating to the Business or the Purchased Assets.

4.31   VENDOR TAX MATTERS -

There are no outstanding liabilities for Taxes payable, collectible or remittable by the Vendor, including all installments on account of Taxes for the current year that are due and payable, whether assessed or not, which may result in an Encumbrance upon or other claim against or seizure of all or any part of the Purchased Assets or which would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible therefor. There are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Vendor threatened, against the Vendor in respect of Taxes which may result in an Encumbrance on or other claim against or seizure of any of the Purchased Assets or liability or responsibility on the part of the Purchaser for Taxes payable, collectible or remittable by the Vendor nor are any material matters under discussion with any Governmental Authority relating to Taxes. The Vendor has timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any of its employees, officers or directors and any non-resident Person, the amount of all Taxes and other deductions required by any applicable Law to be withheld from any amount and has duly and timely remitted or will duly and timely remit the same to the appropriate Governmental Authority;

4.32   SPAR HOLDCO AND SPAR OPERATIONS TAX MATTERS -

       (a) The Vendor has provided the Purchaser with true, complete and correct copies of all Tax Returns of Spar Holdco and Spar Operations for their respective last three (3) fiscal years.

       (b) Except as provided in Schedule 4.32, neither Spar Holdco nor Spar Operations has ever been a member of any combined, consolidated, aggregate, unitary or affiliated group for purposes of filing Tax Returns or paying Taxes. Except as provided in Schedule 4.32, (i) each of Spar Holdco and Spar Operations has filed with the appropriate Taxing Authority all Tax Returns required to be filed on or prior to the date hereof or the Closing Date, as the case may be, and each such Tax Return was complete and correct in all material respects at the time of filing; and (ii) all Taxes accruing through December 31, 1998, and all Taxes accruing through Closing, respectively, including Taxes for which no Tax Returns are required to be filed, (A) of Spar Operations, (B) for which Spar Holdco or Spar Operations is or could otherwise be held liable, or (C) which are or could otherwise become chargeable as an Encumbrance upon any property or assets of Spar Holdco or Spar Operations (the Taxes referred to in this subsection 4.32(b) being "Covered Taxes"), have been or will be duly paid or adequately provided for in the Closing Date Statement.

       (c) Except as set forth in Schedule 4.32, no liens for Taxes exist with respect to any of the assets or properties of Spar Operations. The statute of limitations with respect to the relevant income tax liability has expired for all taxable periods through and including the taxable year ended December 31, 1994. Except as set forth in Schedule 4.32, no Tax Returns of Spar Holdco or Spar Operations with respect to income, profits or corporate franchise Taxes have been audited, or been the subject of a notification of pending audit by the appropriate Taxing Authority. Except, as set forth in Schedule 4.32, each deficiency of which Spar Holdco or Spar Operations has been notified resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no prospective change in treatment of any material item for Tax purposes resulted from such audit or examination that is not reflected in the Spar Holdco Financial Statements or the Spar Operations Financial Statements. Except as set forth in Schedule 4.32, (i) to the knowledge of the Vendor, no audit or examination relating to Covered Taxes is currently being conducted by any Taxing Authority; and (ii) no Taxing Authority has given notice (either orally or in writing) to the Vendor, Spar Holdco or Spar Operations that it will commence any such audit or examination.

       (d) Except as set forth in Schedule 4.32, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with any Taxing Authority.

       (e) Neither Spar Holdco nor Spar Operations is a party to or is bound by an agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements with the Vendor or with any Taxing Authority).

       (f) Neither Spar Holdco nor Spar Operations will be required to include in a taxable period ending after the Closing Date taxable income (i) attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting; or (ii) by reason of Section 481 of the Internal Revenue Code or comparable provisions of state, provincial, local or foreign law, any Taxes which have not been provided for in the Spar Holdco Financial Statement or the Spar Operations Financial Statements, as applicable.

4.33   RESIDENCE OF THE VENDOR -

The Vendor is not a non-resident of Canada for the purposes of the ITA.

4.34   NO PREVIOUS TAX ELECTIONS -

The Vendor has not prior to the date of this Agreement made any election or designation for the purposes of the ITA or any relevant provincial taxation statute that would affect any of the Purchased Assets.

4.35   BOOKS AND RECORDS-

The Vendor has made available to the Purchaser all Books and Records. Such Books and Records are complete and fairly and correctly set out and disclose in all material respects the financial position of the Business. All material financial transactions relating to the Business have been accurately recorded in such Books and Records.

4.36   MANAGEMENT RECOMMENDATION LETTERS -

The Purchaser has been provided with copies of all management recommendation letters, if any, received from the Auditor, or any previous auditor of the Business, during the last two (2) years, relating to the Business.

4.37   LOCATION OF THE ASSETS -

Substantially all of the Purchased Assets are traceable by the Vendor, and will be traceable by the Purchaser using the systems included in the Purchased Assets.

4.38   NO BROKER -

The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf by any other Person in such manner so as not to give rise to any valid claim against the Purchaser, the Business or the Purchased Assets for a brokerage commission, finder's fee or other like payment.

4.39   NON-ARM'S LENGTH TRANSACTIONS -

Except for written employment contracts set out in Schedule 4.25(b) or as disclosed in Schedule 4.39, the Vendor is not a party to any Assumed Contract with (i) any Employee, any officer or director of the Vendor or, to the knowledge of the Vendor, any other Person not dealing at Arm's Length with any such Employee, officer or director and (ii) any other Person not dealing at Arm's Length with the Vendor.

4.40   SUFFICIENCY OF PURCHASED ASSETS -

The Purchased Assets are all of the assets used by the Vendor in the Business (other than the Excluded Assets) and are sufficient to carry on the Business as presently being conducted.

4.41   YEAR 2000 COMPLIANCE -

The Vendor has completed an assessment of the extent to which the Business and the Purchased Assets are Year 2000 Compliant and has adopted an internal plan (the "Plan"), a copy of which is attached as Schedule 4.41, which has as its objective to ensure that the Business and the Purchased Assets will be Year 2000 Compliant by October 31, 1999. A copy of the Plan has been delivered to the Purchaser. The Vendor has implemented the Plan and is presently in substantial compliance with the deadlines established in the Plan. To the knowledge of the

Vendor, the Vendor has all necessary resources and qualified personnel and has entered into all necessary agreements with third parties to meet the remaining deadlines set out in the Plan.

4.42   CHANGES -

For the purposes of the representations and warranties contained in this Article 4 the occurrence on or after the date hereof of any of the events, changes or developments described below (except to the extent such events, changes or developments occur as a result of any failure of the Vendor to comply with its covenants herein) shall be deemed not to constitute a material adverse change in the financial condition, operations, business, assets, properties or prospects of the Business or the Purchased Assets:

       (a) new Contracts (or amendments to Contracts) entered into by the Vendor with respect to which the Purchaser has given, or is not required hereunder to give, its consent;

       (b) delay, failure and inability by the Vendor to acquire new customers or prospective orders, including the failure or inability to execute contracts and agreements currently under discussion or negotiation;

       (c) subject to Section 4.11, changes in general market conditions the entry of new competitors into the markets related to the Business or the expansion of existing competitors within such markets;

       (d)    delays in product shipments in the ordinary course of business;

       (e) delays in the delivery of materials from suppliers in the ordinary course of business;

       (f) loss of customers due to a pre-existing competitive relationship between the customer and the Purchaser; and

       (g) delays in the design or implementation process of products in the ordinary course of business.

4.43   FULL DISCLOSURE -

The representations and warranties of the Vendor contained in this Agreement, or in any agreement or instrument delivered by the Vendor pursuant hereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such representations or warranties not false or misleading. There is no fact relating to the Business (other than facts affecting the industry of the Business generally) known to the Senior Officers which has not been disclosed to the Purchaser which could reasonably be expected to have a material adverse effect upon the financial condition, assets or liabilities of the Business or the Purchased Assets taken as a whole. For the purposes hereof "known to the Senior Officers" means the knowledge of Colin Watson, Mark Steinman, Steve McPherson, Hitem Makim and Mag Iskander after having reviewed their files.

4.44   SPAR HOLDCO -

Spar Holdco has not and does not carry on business. The sole asset of Spar Holdco is the Spar Operations Shares and Spar Holdco is the sole registered owner of the Spar Operations Shares. The aggregate of all liabilities, including contingent liabilities, of Spar Holdco, does not exceed $100.

4.45   COMPETITION ACT REQUIREMENTS -

The Vendor, together with its affiliates (as defined in the Competition Act (Canada), have assets in Canada that are less than $280 million in aggregate value, determined as of such time and in such manner as is prescribed under the Competition Act (Canada) and its regulations and have gross revenues from sales in, from or into Canada, determined for such annual period and in such manner as is prescribed under such Act and its regulations (excluding for greater certainty revenues from businesses sold by the Vendor or its affiliates), that are less than $250 million in aggregate value.


                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser hereby represents and warrants to the Vendor the matters set out below.

5.1    INCORPORATION -

The Purchaser is a corporation duly incorporated and validly existing under the Laws of Canada and has all necessary corporate power, authority and capacity to own its property and to carry on the Business.

5.2    DUE AUTHORIZATION -

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated under this Agreement and the performance of the Purchaser's obligations hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser.

5.3    ENFORCEABILITY OF OBLIGATIONS -

This Agreement constitutes, and on Closing the promissory note delivered pursuant to subsection 3.2(b) will constitute, a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms of this Agreement or such promissory note, as the case may be.

5.4    ABSENCE OF CONFLICTING AGREEMENTS -

Except as set out in Section 9.22, the Purchaser is not a party to, bound or affected by or subject to any contract, indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or Law which would be violated, contravened or breached by, or under which any default would occur or a claim, restriction or Encumbrance would be created as a result of the execution and delivery by it of this Agreement or any other agreement to be entered into under the terms of this Agreement or the performance by it of any of its obligations provided for under of this Agreement.

5.5    INVESTMENT CANADA -

The Purchaser is a WTO Investor within the meaning of the Investment Canada Act (Canada).

5.6    REGULATORY APPROVALS -

No Governmental Authorization, order, consent or filing is required other than Competition Act Approval on the part of the Purchaser, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

5.7    LITIGATION -

There is no suit, action, litigation, investigation, claim, complaint or proceeding, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, pending or threatened, against or relating to the Purchaser before any Governmental Authority or arbitration panel which, if determined adversely to the Purchaser, would

       (a)    prevent the Purchaser from paying to the Vendor, the Purchase
              Price;

       (b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or

       (c) prevent the Purchaser from fulfilling all of its obligations set out in this Agreement or arising from this Agreement (including the promissory note contemplated by subsection 3.2(b)),

and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

5.8    AVAILABILITY OF FUNDS -

The Purchaser has or will have the funds required to pay the Purchase Price and the promissory note contemplated in subsection 3.2(b) in accordance with its terms but nothing in this Section shall imply that the "Consents" referred to in subsection 9.23 are not required under the relevant banking agreement.

5.9    NO BROKER -

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other Person in such manner as to give rise to any valid claim against the Vendor or the Purchase Price for a brokerage commission, finder's fee or other like payment.

5.10   COMPETITION ACT REQUIREMENTS -

The Purchaser, together with its affiliates (as defined in the Competition Act (Canada), have assets in Canada that are less than $120 million in aggregate value, determined as of such time and in such manner as is prescribed under the Competition Act (Canada) and its regulations and have gross revenues from sales in, from or into Canada, determined for such annual period and in such manner as is prescribed under such Act and its regulations (excluding for greater certainty revenues from businesses sold by the Vendor or its affiliates), that are less than $150 million in aggregate value.

                                    ARTICLE 6

                              NON-WAIVER; SURVIVAL

6.1    NON-WAIVER -

       (a) Subject to subsection (b), no investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Vendor in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute as a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

       (b) To the knowledge of the Purchaser, there are no facts or circumstances that would render any of the representations and warranties of the Vendor contained in this Agreement untrue in any material respect. For the purposes of this subsection (b), "knowledge of the Purchaser" means the actual knowledge of Anil Wirasekara, David Catty and Gord Thiessen, but shall not include actual knowledge that a representation or warranty of the Vendor is untrue to the extent that the Purchaser has relied on a representation and warranty by the Vendor that information which the Vendor has not provided or made available to the Purchaser has not been so provided or made available on the basis that it is not material. If any fact or circumstance which has given rise to a Claim in respect of which the Purchaser is otherwise entitled to indemnification pursuant to Section 10.1 was within the Purchaser's knowledge as of the date hereof, the Purchaser's right to indemnification pursuant to Section 10.1 shall be limited to the extent (but only to the extent) such Claim arose as a result of the fact or circumstance within the Purchaser's knowledge. For greater certainty, this subsection 6.1(b) shall not preclude any claim for indemnification being made by the Purchaser pursuant to Section 10.1 but shall only limit the recovery from the Vendor of the Claim suffered by the Purchaser as provided in the foregoing sentence.

6.2    NATURE AND SURVIVAL -

       (a) Subject to subsection (b), all representations, warranties, covenants and agreements contained in this Agreement or in any other document or instrument delivered pursuant to this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration for the Purchased Assets.

       (b) Representations and warranties, concerning environmental matters set out in Section 4.24 shall survive for a period of seven years. Representations and warranties concerning tax matters set out in Section 4.31 shall survive for a period of ninety days after the date on which, having regard to any waiver given by the Vendor in respect of the relevant taxation year, the relevant authorities would no longer be entitled to assess liability for tax against the Vendor or the Purchaser for any particular taxation year ended on or prior to the Closing Date. Representations and warranties concerning tax matters set out in Section 4.32 shall survive for a period of ninety days after the date on which the relevant authorities would no longer be entitled to assess liability for tax against Spar Operations or Spar Holdco for the relevant taxation year ended on or prior to the Closing Date, having regard to any waivers given by Spar Operations or Spar Holdco. All other representations and warranties whether set forth herein or in any other document or instrument delivered pursuant to this Agreement shall survive for a period of two years from the Closing Date. If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement or in any other document or instrument delivered pursuant to this Agreement prior to the expiry of these survival periods, such Party shall have no further liability under this Agreement or under any other document or instrument delivered pursuant to this Agreement with respect to such representation or warranty.

       (c) Notwithstanding the limitations set out in subsection (b), any Claim which is based on title to the Purchased Assets or fraud shall survive indefinitely and may be brought at any time.

                                    ARTICLE 7

                        PURCHASER'S CONDITIONS PRECEDENT

       The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

7.1    TRUTH AND ACCURACY OF REPRESENTATIONS OF VENDOR AT THE CLOSING TIME -

The representations and warranties of the Vendor contained in subsections 4.2(a) and (b) and Section 4.44 of this Agreement (but only to the extent they apply to the Spar Holdco Shares, the Spar Operations Shares and the Radarsat Shares) and any representations and warranties containing a materiality qualification contained in the Agreement, any other agreement be entered into under the terms of this Agreement or any document delivered pursuant hereto or thereto shall be true and correct, and any representations and warranties without a materiality qualification (other than the representations and warranties contained in subsections 4.2(a) and (b) and Section 4.44 of this Agreement (but only to the extent they apply to the Spar Holdco Shares, the Spar Operations Shares and the Radarsat Shares) contained in this Agreement, any agreement to be entered into under the terms of this Agreement or any document delivered pursuant hereto or thereto shall be true and correct in all material respects, in each case as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from the President and Chief Executive Officer of the Vendor, confirming, to the best of his knowledge (but without personal liability) the truth and correctness of the representations and warranties of the Vendor.

7.2    PERFORMANCE OF OBLIGATIONS -

The Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

7.3    RECEIPT OF CLOSING DOCUMENTATION -

All instruments of conveyance and other documentation relating to the sale and purchase of the Purchased Assets, including assignments of Assumed Contracts, deeds, surveys, bills of sale and trade-mark assignments, documentation relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser.

7.4    OPINION OF COUNSEL FOR VENDOR -

The Purchaser shall have received an opinion dated the Closing Date from counsel for the Vendor, Borden & Elliot, in a form satisfactory to the Purchaser, acting reasonably.

7.5    CONSENTS TO ASSIGNMENT -

All consents or approvals from or notifications to the landlords, lessors, Governmental Authorities and other Persons listed in Schedule 7.5 shall have been duly obtained or given, as the case may be, on or before the Closing Time.

7.6    CONSENTS, AUTHORIZATIONS AND REGISTRATIONS -

Expiry of applicable time periods under HSR Act.

7.7    NO LITIGATION -

There shall be no injunction or restraining order issued, and no claim, action, litigation, proceeding, judicial or administrative, or investigation pending or threatened, against any Party by any Person, Governmental Authority or arbitration panel for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of this Agreement is improper or would give rise to proceedings under any statute or rule of law.

7.8    ENCUMBRANCES -

The Purchaser shall have received evidence satisfactory to it that all Encumbrances other than Permitted Encumbrances have been discharged and that the Purchased Assets are free and clear of all Encumbrances other than Permitted Encumbrances.

7.9    NON-COMPETITION -

The Vendor shall have executed and delivered a non-competition agreement substantially in the form attached as Schedule 7.9.

7.10   ACTUAL POSSESSION -

The Vendor shall have delivered actual possession of the Purchased Assets to the Purchaser subject to compliance with the terms of the Radarsat Shareholders Agreement.

7.11    EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY -

The Vendor shall have assigned to the Purchaser the benefit of all confidentiality and intellectual property agreements which the Vendor has with any Employees.

7.12   SUBSTANTIAL DAMAGE -

The Purchaser shall not have terminated this Agreement pursuant to subsection 9.13(c).

7.13   NO LAWS -

No Laws shall have been enacted, introduced or announced which materially and adversely affect the Business as a whole.

7.14   DIRECTORS AND OFFICERS OF SPAR OPERATIONS AND RADARSAT
       INTERNATIONAL INC. -

There shall have been delivered to the Purchaser on or before the Closing Time (or in the case of Radarsat International Inc., the Radarsat Closing Date as defined in Section 9.23, if applicable) the resignations of all individuals nominated by the Vendor who are presently directors or officers of Spar Operations, Spar Holdco or Radarsat International Inc. (except to the extent that the Vendor shall have been notified to the contrary by the Purchaser) and duly executed comprehensive releases from each such individual who is not a Transferred Employee or an employee of Spar Operations and from the Vendor of all their claims respectively, against Spar Operations, Spar Holdco or Radarsat International Inc., as applicable, except for any claims for current unpaid remuneration.

7.15   PENSION/BENEFIT PLANS AGREEMENT -

The Vendor and the Purchaser shall have entered into an agreement respecting Pension/Benefit Plans which reflects the principal terms set out in Schedule
7.15 within 21 days of the date of this Agreement, or such later date prior to Closing as the Parties may agree.

7.16   BAAN AGREEMENTS -

The Purchaser and EMS shall have entered into an agreement satisfactory to the Purchaser, acting reasonably, with respect to the completion of the implementation of the information technology systems contemplated by the Baan Agreements substantially as contemplated in the terms set forth in Schedule 7.16.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendor, in which event the Purchaser is released from all obligations under this Agreement, and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendor, the Vendor is also released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                    ARTICLE 8

                          VENDOR'S CONDITIONS PRECEDENT

The obligations of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

8.1    TRUTH AND ACCURACY OF REPRESENTATIONS OF THE PURCHASER AT CLOSING TIME -

All of the representations and warranties of the Purchaser or Orbital Sciences Corporation contained in this Agreement, any other agreement to be entered into under the terms of the Agreement or any document delivered pursuant hereto or thereto shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from the

President and Chief Executive Officer of the Purchaser confirming to the best of his knowledge (but without personal liability) the truth and correctness of such representations and warranties.

8.2    PERFORMANCE OF OBLIGATIONS -

The Purchaser shall have satisfied the Purchase Price as contemplated in Section
3.2 and shall have performed or complied with, in all material respects, all its other obligations, covenants and agreements under this Agreement.

8.3    RECEIPT OF CLOSING DOCUMENTATION -

All documentation relating to the sale and purchase of the Purchased Assets, including assignments of and assumptions of liability for Assumed Contracts, deeds, surveys, bills of sale and trade-mark assignments, documentation relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser and Orbital Sciences Corporation, as applicable, of its obligations under this Agreement and any other agreement to be entered into under the terms of this Agreement and the delivery of the guarantee contemplated by Schedule 3.2 shall be satisfactory to the Vendor, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and any other Agreement to be entered into under the terms of this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendor.

8.4    OPINION OF COUNSEL FOR PURCHASER -

The Vendor shall have received opinions dated the Closing Date, from counsel for the Purchaser, Osler, Hoskin & Harcourt and from counsel for Orbital Sciences Corporation, Susan Herlick, in forms satisfactory to the Vendor, acting reasonably.

8.5    CONSENTS, AUTHORIZATIONS AND REGISTRATIONS -

The consents, approvals, orders and authorizations of any Governmental Authority or other Person (or registration, declarations, filings or recordings with any such Person) identified in Schedule 7.5 shall have been obtained at or before the Closing Time.

8.6    U.S. REGULATORY REQUIREMENTS -

Expiry of applicable periods under HSR Act.

8.7    NO LITIGATION -

There shall be no injunction or restraining order issued, and no claim, action, litigation, proceeding, judicial or administrative, or investigation pending or threatened, against any Party by any Person, Governmental Authority or arbitration panel for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of this Agreement is improper or would give rise to proceedings under any statute or rule of law.

8.8    PENSION/BENEFIT PLANS AGREEMENT -

The Vendor and the Purchaser shall have entered into an agreement respecting Pension/Benefit Plans which reflects the principal terms set out in Schedule
7.15 within 21 days of the date of this Agreement, or such later date prior to Closing as the Parties may agree.

8.9    CONSENT OF LENDERS -

The Vendor shall have obtained the consent of the lenders under its existing bank credit facilities to the transactions contemplated in this Agreement.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor is released from all obligations under this Agreement, and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement. However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                    ARTICLE 9

                         OTHER COVENANTS OF THE PARTIES

9.1    CONDUCT OF BUSINESS PRIOR TO CLOSING -

During the period from the date of this Agreement to the Closing Time, the Vendor will, and will cause Spar Operations to, do the following:

       (a) CONDUCT BUSINESS IN THE ORDINARY COURSE - Except as otherwise contemplated or permitted by this Agreement, conduct the Business in the ordinary and normal course, consistent with past practice and regular customer service and business policies, and not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties, covenants or agreements of the Vendor contained in this Agreement, except that the Vendor and Spar Operations may enter into Contracts with suppliers to or customers of the Business in the ordinary course of business without the prior consent of the Purchaser provided that each such Contract does not involve aggregate payments to or by the Vendor or Spar Operations in excess of $150,000 and provided further that the Vendor provides a copy of such Contract to the Purchaser.

       (b) CONTINUE INSURANCE - Continue in force all policies of insurance maintained in respect of the Business and give all notices and present claims under all insurance policies in a timely fashion.

       (c) PERFORM OBLIGATIONS - Comply in all material respects with all Laws affecting the operation of the Business.

       (d) PREVENT CERTAIN CHANGES - Not, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts described in Section 4.12.

9.2    ACCESS FOR INVESTIGATION -

The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, without interference to the ordinary conduct of the Business, to have reasonable access during normal business hours to the premises and to all the Books and Records and to the properties and assets used in the Business as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 4.

9.3    CONFIDENTIALITY -

After the Closing, the Vendor shall keep confidential all information relating to the Business, including the Technical Information, except information which:

       (a)    is or becomes generally available to the public;

       (b) the Vendor received after Closing from an independent third party, who had obtained the information lawfully and was under no obligation of secrecy; or

       (c) the Vendor is required by law to disclose provided that the Vendor shall give prompt notice to the Purchaser of such requirement and, unless the Purchaser waives any objection to compliance with the requirement, the Vendor will cooperate with the Purchaser on a reasonable basis in the Purchaser's efforts to obtain a protective order or other remedy to avoid disclosure or obtain assurance that the information will be accorded confidential treatment.

9.4    ACTIONS TO SATISFY CLOSING CONDITIONS -

Each of the Parties will take all such actions as are within its power to control, and to use its best efforts (it being understood that "best efforts" shall not require a Party to expend cash) to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions, covenants and agreements set forth in Articles 7, 8 or 9 which are for the benefit of any other Party and the Vendor will take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with the conditions set forth in Sections 8.8 and 8.9.

9.5    OFFER OF EMPLOYMENT, ETC. -

       (a) The Purchaser shall offer employment effective from the Closing Date to those Non-Union Employees of the Vendor on Schedule 4.25(a) who are actively engaged in the Business on the Closing Date. The Purchaser shall also offer employment to those Non-Union Employees who are on short term disability, parental leave, vacation or other approved leaves, but not Non-Union Employees on long term disability or receiving Workers Compensation benefits, each offer to be effective upon the date such Non-Union Employee ceases to be disabled or injured, if applicable, and is ready, willing and able to return to work. Such offers shall be on terms and conditions of employment no less favourable in the aggregate (including position, salary and benefits) as are then currently applicable to each such Employee. The Purchaser shall recognize service with the Vendor for those Employees who accept the Purchaser's offer of employment for all purposes, including under Laws and for severance, common law obligations to provide reasonable notice on termination and other purposes. From and after the Closing, the Purchaser shall become the successor employer for all Employees of the Vendor on Schedule 4.25(a) whose employment is governed by the terms of the Collective Agreements in accordance with the Labour Relations Act. Employees who become employed by the Purchaser on or after Closing pursuant to this Section are referred to herein as the "Transferred Employees".

       (b) No Employee shall be entitled to any rights under this Section 9.5 or any other provision of this Agreement.

       (c) The Vendor shall indemnify and hold harmless the Purchaser from and against all Claims suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of, in connection with or pursuant to (i) any Claims by any employee of the Vendor, other than claims by Transferred Employees, with respect to his or her employment in the Business, or (ii) any Claims by Transferred Employees as a result of or by reason of any acts, omissions, events or circumstances occurring or existing on or prior to the date any such Employee became a Transferred Employee other than Assumed Liabilities. The Purchaser shall indemnify and hold harmless the Vendor from and against all Claims suffered or incurred by the Vendor as a result of, or arising directly or indirectly out of, in connection with or pursuant to any termination of employment by the Purchaser after the Closing Date of any Transferred Employees or any change in employment position, salary, benefits or other change in compensation or employment status of a Transferred Employee that occurs upon or subsequent to Closing. No employee of the Business shall be entitled to any rights under this Section 9.5 or under any other provisions of this Agreement.

9.6    GOVERNMENTAL FILINGS -

Each of the Purchaser and the Vendor as promptly as practicable will file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of the Purchaser and the Vendor shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any filings or submissions under the HSR Act. The Purchaser and the Vendor shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ the Director and shall respond promptly to any such inquiry or request. The Purchaser shall pay all filing fees in connection with such filings or notifications.

9.7    SALES AND TRANSFER TAXES -

The Purchaser shall be liable for and shall pay all federal and provincial sales, use, transfer, consumption, excise and similar taxes and other like charges payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement. If requested by the Vendor, the Purchaser shall pay to the Vendor at the time provided for remittance by the Vendor in the applicable law all such taxes and charges which the Vendor is required by applicable law to collect (except to the extent that the Purchaser delivers to the Vendor on Closing proper purchase exemption certificates or elections for tax-free treatment in respect of any of the Purchased Assets in accordance with the applicable law).

9.8    GOODS AND SERVICES TAX ELECTION -

The Vendor and the Purchaser shall jointly elect under subsection 167(1) of Part IX of the ETA and any provincial legislation imposing a similar value added or multi-staged tax that no such tax be payable with respect to the sale and purchase of the Purchased Assets pursuant to this Agreement. The Vendor and the Purchaser shall make such election in the prescribed form containing prescribed information pursuant to the ETA and any provincial legislation imposing a similar value added or multi-staged tax and the Purchaser shall file the joint election in compliance with the requirements of the ETA and any provincial legislation imposing a similar value added or multi-staged tax. The Purchaser shall indemnify and save harmless the Vendor from and against any such tax imposed on the Vendor as a result of any failure by any Taxing Authority to accept any such election.

9.9    SUBSECTION 20(24) ELECTION -

The Vendor and Purchaser agree to jointly elect under subsection 20(24) of the ITA, and any equivalent provision under applicable provincial tax legislation, to have the rules in subsection 20(24) apply in respect of obligations of the Vendor in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the ITA applies. The Vendor and the Purchaser acknowledge that the Vendor is transferring assets to the Purchaser which have a value equal to the elected amount as consideration for the assumption by the Purchaser of such obligations of the Vendor.

9.10   ACCOUNTS RECEIVABLE ELECTION -

The Purchaser and the Vendor shall with respect to the Accounts Receivable of the Vendor jointly execute and file an election under section 22 of the ITA, and any equivalent provision under applicable provincial tax legislation, and shall designate therein the portion of the Purchase Price allocated thereto under Section 3.8 of this Agreement as the consideration paid by the Purchaser to the Vendor.

9.11   STUB PERIOD RETURNS -

       (a) The Vendor shall prepare on behalf of Spar Operations and Spar Holdco on a timely basis all Tax Returns for Spar Operations and Spar Holdco that are required to be filed by Spar Operations and Spar Holdco for taxation periods that end on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Vendor shall provide a draft of any such Tax Returns to the Purchaser within twenty (20) days prior to the deadline for filing such Tax Returns in order that the Purchaser may review and approve such Tax Returns (which approval shall not be unreasonably withheld). The Purchaser will subsequently sign such Tax Returns and cause Spar Operations or Spar Holdco, as appropriate, to file such Tax Returns on a timely basis.

       (b) The Purchaser shall cause to be prepared on a timely basis, all Tax Returns for Spar Operations and Spar Holdco for periods beginning before and ending after the Closing Date. The Purchaser shall provide such Tax Returns to the Vendor twenty (20) days prior to the deadline for filing any such Tax Returns in order that the Vendor may review and comment upon such Tax Returns. The Vendor shall, subject to applicable law, have the right to require the Purchaser to make changes to such Tax Returns to the extent that such charges may reasonably be required to ensure that its representations and warranties contained herein are, and remain, true and correct by communicating such changes to the Purchaser at least ten (10) days prior to the deadline for filing any such Tax Returns.

       (c) The Vendor and the Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of Spar Operations or Spar Holdco for a period ending on, prior to or including the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable Law with respect to Taxes. The Vendor shall co-operate fully with the Purchaser, Spar Operations and Spar Holdco and the

              Purchaser shall, and shall cause Spar Operations and Spar Holdco to, co-operate fully with the Vendor. Each Party, Spar Operations and Spar Holdco shall furnish the other Party, Spar Operations and Spar Holdco with such information files, books, records, documents, assessments, authorizations and signatures as the Purchaser or the Vendor reasonably requests in conjunction with such dealings.

       (d) Effective as of the Closing Date, the Purchaser and its duly authorized agents shall deal with all discussions, negotiations, correspondence and agreements with all Taxing Authorities for all taxation periods of Spar Operations and Spar Holdco, provided that the Vendor shall direct, control and participate in all such dealings that relate to a Pre-Closing Tax Period (including the selection, appointment and instruction, at the Vendor's expense, of professional advisors to represent Spar Operations and Spar Holdco), and in such dealings the Purchaser shall act, and cause its duly authorized agents to act, in accordance with all instructions received from the Vendor. The Purchaser shall take all reasonable steps to keep the Vendor informed of the progress of all matters relating to any Pre-Closing Tax Period and promptly provide to the Vendor copies of all correspondence, notices and other documents received by it from Taxing Authorities in connection with the matters referred to herein. The Purchaser shall be entitled to participate with the Vendor in any discussions, negotiations, correspondence and agreements with Taxing Authorities in respect of any matters relating to any Pre-Closing Tax Period.

       (e) The Purchaser shall indemnify the Vendor against any Taxes payable by the Vendor, Spar Operations or Spar Holdco in the event that after the Closing Date, the Purchaser, Spar Operations or Spar Holdco shall amend, without the written consent of the Vendor (which consent will not be unreasonably withheld) any Tax Returns that have been filed with a Taxing Authority relating to any Pre-Closing Tax Periods. The Purchaser shall not without the written consent of the Vendor (which consent will not be unreasonably withheld) cause Spar Operations or Spar Holdco to enter into any agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of any Taxes of Spar Operations or Spar Holdco for any Pre-Closing Tax Periods.

9.12   ASSUMED LIABILITIES -

Subject to the completion of the Closing as contemplated by this Agreement, but with effect from and after the Closing Date, the Purchaser shall assume, perform and discharge all the Assumed Liabilities.

9.13   PRESERVATION OF RECORDS -

The Purchaser shall take all reasonable steps to preserve and keep the records of the Vendor, Spar Holdco and Spar Operations and the Business delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of six (6) years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the Vendor its authorized representatives and any Governmental Authority as may be reasonably required by the Vendor and shall permit the Vendor to make copies of such records; provided that the Purchaser shall not be liable to the Vendor in the event of any destruction of such records, unless the Purchaser fails to maintain such records with the same degree of care with which it maintains its other records.

9.14   PURCHASER'S OPTION IF DAMAGE, ETC. -

If the Purchased Assets, or a portion of them are damaged or destroyed or appropriated, expropriated or seized by any Person, on or prior to the Closing Date, the Vendor shall give the Purchaser notice thereof forthwith after such action comes to its attention and the Purchaser shall have the option:

       (a) to reduce the Purchase Price by an amount equal to the cost of repair or, if appropriated, expropriated, seized, destroyed or damaged beyond repair, by an amount equal to the replacement cost of such assets and to complete the purchase, in which event, the Vendor shall be entitled to all proceeds of insurance and all proceeds and claims relating to the applicable event;

       (b) to reduce the Purchase Price by an amount equal to the deductible amounts of the relevant insurance policies and to complete the purchase, in which event, all proceeds of insurance paid to the Vendor and all right and claims of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser; or

       (c) to terminate this Agreement by notice in writing to the Vendor but only if such damage, destruction, appropriation, expropriation or seizure exceeds $5,000,000.

9.15   SPAR NAME -

The Purchaser agrees that it shall not have any right or entitlement to the words "Spar" or "Spar Aerospace" or any word or expression similar thereto. As soon as practical and in any event within sixty (60) days from Closing, the Purchaser and its Affiliates shall cease all further public use, and shall as soon as practical and in any event within ninety (90) days from Closing, cease all further internal use, of any logos, trademarks, trade names or other references containing the words "Spar", "Spar Aerospace" or any word or expression similar thereto. Any public use or references to such words in connection with any statements, representations, negotiations or other acts which could reasonably be expected to create legal obligations shall clearly state that the Business is being carried on by the Purchaser and not by the Vendor. Within 30 days from Closing, the Purchaser shall cause the names of Spar Operation and Spar Holdco to be changed to names that do not include the word "Spar", "Spar Aerospace" or any words or expressions similar thereto.

9.16   POST-CLOSING RECEIPTS -

If at any time following the Time of Closing, the Vendor or the Purchaser receives, or comes into possession of, any of the Purchased Assets or Excluded Assets or any receipts, proceeds, cheques, securities or other property of any kind comprising, arising out of or derived from the Purchased Assets or the Business or Excluded Assets (including any cheques, notes or cash in payment of any account receivable or other intangible constituting part of the Purchased Assets or Excluded Assets), the Vendor or the Purchaser, as applicable, shall immediately deliver the same to the appropriate Party, with such endorsements, transfers or assignments as may be necessary or desirable to ensure that such Party receives the immediate and full benefit thereof.

9.17  ACCESS TO PERSONNEL -

Following Closing, the Purchaser shall permit the Vendor reasonable access to Employees for the purposes of satisfying its obligations, and/or enforcing or defending its rights, under, pursuant to, or in respect of, the Excluded Assets or any liabilities, assets or obligations of the Vendor relating to the Business which were not Assumed Liabilities. If reasonably required by the Vendor, the Purchaser shall use reasonable efforts to make available to the Vendor the Employees employed by the Purchaser for reasonable periods of time for purposes of giving evidence in any legal proceeding, provided that the Purchaser shall be fully compensated for all costs arising therefrom, including the cost of compensation payable to such Employees for the periods required by the Vendor.

9.18   GOVERNMENT CONTRACT AUDITS -

For any Government Audit Period in respect of any Assumed Contract covering in whole or in part any period prior to the Closing Date, the Vendor shall be entitled to receive any amount receivable as a result of a favourable rate adjustment following a Government Contract Audit of such Assumed Contract (provided that if the applicable Government Audit Period includes a period on or following the Closing Date the Vendor shall be entitled to receive only a pro rated portion of such receivable based on the number of days in the Government Audit Period occurring prior to the Closing Date compared to the total number of days in the applicable Government Audit Period and the Purchaser shall be entitled to the remainder). The Vendor shall be responsible for and shall reimburse the Purchaser for any amount paid by the Purchaser as a result of an unfavourable rate adjustment in respect of a Government Contract Audit of any Assumed Contract covering in whole or in part any period prior to the Closing Date following a Government Contract Audit of such Assumed Contract (or the pro rated portion thereof, if the applicable Government Audit Period includes a period on or following the Closing Date). The Purchaser shall be responsible for and shall reimburse the Vendor for any amount paid by the Vendor as a result of an unfavourable rate adjustment in respect of a Government Contract Audit of any Assumed Contract covering in whole or in part any period on or following the Closing Date following a Government Contract Audit of such Assumed Contract (or the pro rated portion thereof, if the applicable Government Audit Period includes a period prior to the Closing Date).

9.19   LETTERS OF CREDIT, ETC. -

The Purchaser acknowledges that the Vendor has recently sold its Space Products and Systems Division to EMS and that the Purchaser and the Vendor (through such Division) have entered into a Payload Subcontract dated September 1, 1998 (the "Subcontract") in respect of the Radarsat II satellite. The Purchaser shall return to the Vendor for cancellation the performance bond (or bank guarantee) (the "Radarsat L/C") delivered to the Purchaser on behalf of the Vendor pursuant to the terms of the Subcontract immediately upon receipt by the Purchaser from EMS of a performance bond (or bank guarantee) from a Canadian chartered bank on substantially the same terms as the Radarsat L/C and, upon receipt of such performance bond (or bank guarantee) from EMS, shall execute and deliver to the Vendor a release, in form satisfactory to the Vendor, acting reasonably, releasing the Vendor from all further liabilities and obligations under the Subcontract.

9.20   BAAN SYSTEM - TRANSITIONAL ARRANGEMENTS -

The Vendor shall use its best efforts to obtain the consent of Baan, Interactive Software Systems Inc. and CGI prior to Closing and/or to enter into such agreements or other instruments so as to permit the Purchaser to obtain the benefits and rights, and to assume the corresponding liabilities and obligations, under the Baan Agreements and the CGI Agreement as may be reasonably required or appropriate to permit the Business to implement and operate the information technology systems contemplated by the Baan Agreements in the manner currently contemplated by the Vendor (or, in the case of the CGI Agreement, to permit the continuation of the respective benefits and obligations accruing to the Business thereunder). The Vendor shall pay any costs or fees charged by Baan to consent to the assignment of the relevant portion of the Baan Agreements to the Purchaser. The Purchaser will use its best efforts to provide reasonable assistance and cooperation to the Vendor in connection with obtaining such consent. The Vendor's use of its best efforts to obtain such consent shall not relieve the Vendor of its obligations under Section 2.5 of this Agreement if such consent is not obtained.

9.21   GOODS AND SERVICES TAX REGISTRATION -

At least three (3) Business Days prior to Closing, the Purchaser will be registered under Subdivision (d) of Division V of Part IX of the ETA for the collection and remittance of the goods and services tax and it will provide its registration number to the Vendor at least three Business Days prior to Closing.

9.22   MIS SYSTEMS - TRANSITIONAL AGREEMENT -

       (a) The Parties acknowledge that currently the Vendor uses or has access to, among other things, the following property or services of the Business: accounts payable and associated corporate accounting; payroll processing; and the telecommunication and information technology network and personnel (the "Shared Services"). The Purchaser shall cause the Business to provide the Vendor following Closing and up to 120 days thereafter (the "Transition Period") with access to and use of the Shared Services in substantially the same manner as the same are currently used by the Vendor. The Vendor shall have access to the Leased Premises for the purpose of ensuring its continued use of the Shared Services during the Transition Period provided such access does not unreasonably interfere with the business and operation of the Business.

       (b) The Purchaser shall maintain the Shared Services during the Transition Period in substantially the same manner as they are currently maintained. The Vendor and the Purchaser shall share the costs of the Shared Services in the same manner in which they are currently shared.

       (c) If security measures (e.g. firewalls) are required in order to prevent either party from having access the other party's information, such measures shall be implemented at the cost of the Vendor.

       (d) The Purchaser shall make available to the Vendor such of its employees as may be necessary to assist the Vendor to remove the Excluded Assets from the Leased Premises. If the Vendor is removing Excluded Assets from the premises of the Purchased Assets, this shall be done at the cost of the Vendor, shall be done during the Transition Period and shall be coordinated with the Purchaser such that it does not cause a disruption to the Business.

9.23   BANK CONSENTS -

       (a) The Purchaser has advised the Vendor that (i) the Purchaser requires the consent of its existing bankers to acquire the Business and (ii) Orbital Sciences Corporation requires the consent of its existing bankers to provide the guarantee (the "Guarantee") contemplated by subsection 3.2(b) of this Agreement (such consents being called the "Consents"). The Purchaser has further advised the Vendor that it expects both Consents will be obtained on or prior to March 26, 1999.

       (b) The Parties agree that the obtaining of the Consents shall not be a condition precedent to the completion of the transactions contemplated hereby and shall not be deemed to result in any condition precedent contained in Articles 7 or 8 failing to be satisfied or complied with. Subject to the foregoing and notwithstanding anything contained herein to the contrary, provided all other applicable conditions precedent are satisfied or waived the Vendor and the Purchaser shall complete the transactions contemplated hereby and the Purchaser shall cause Orbital Sciences Corporation to execute and deliver the Guarantee, whether or not the Consents have been obtained by the Closing and whether or not any claim, action, arbitration, litigation, proceeding, judicial or administrative, or investigation (a "Action") is pending or threatened against any Party or Orbital Sciences Corporation as a result thereof, including any Claim described in Sections 7.7 or 8.8.

       (c) The Purchaser shall indemnify and save harmless the Vendor from and against any and all Claims suffered or incurred by the Vendor as a result of, or arising out of, the failure or inability of either the Purchaser or Orbital Sciences Corporation to obtain the Consents or as a result of the Closing occurring without either such Consent being in place, including any Action described in the preceding paragraph.

9.24   RADARSAT SHARES CLOSING -

       (a) The Parties acknowledge that completion of the Closing with respect to the sale of the Radarsat Shares is subject to compliance with Article 3.05 of the Radarsat Shareholders Agreement.

              Pursuant to Article 3.05 of the Radarsat Shareholders Agreement, the Vendor is required to give notice to the other shareholders of Radarsat International offering to sell such shares to such shareholders on the same terms and conditions and each of the other shareholders then has thirty (30) days following the giving of such notice (the "Notice Period") to agree to purchase such shareholder's proportionate interest in such shares.

       (b) Forthwith after the date of this Agreement, the Purchaser and the Vendor shall notify Lockheed Martin Corporation ("Lockheed") that the Purchaser has made an offer (the "Offer") to purchase the Radarsat Shares and has agreed to pay a price of $2.799 per share (for an aggregate sum of $3,000,000.00), payable as to 50% on Closing and as to 50% by the delivery of a promissory note guaranteed by its parent in the form set out in Schedule 3.2 and if, on or prior to the first anniversary of the date this Agreement the Purchaser or Radarsat International Inc. receives any payment from the National Aeronautics and Space Agency or Canadian Space Agency ("CSA") with respect to the invoice, a copy of which is attached as Schedule 3.8, or if Radarsat International Inc. offsets said amount or any part thereof against payables to CSA, then the Purchaser shall, or shall cause Radarsat International Inc. to, pay 29.8% of 50% of the amount so received or set off to the Vendor and the purchase price for the Radarsat Shares shall be deemed to have been increased by the amount so paid.

       (c) In the event that Lockheed gives notice prior to the expiry of the Notice Period of its intention to exercise its rights pursuant to Article 3.05 of the Radarsat Shareholders Agreement, the Purchaser shall also provide the appropriate notice, as required under the Radarsat Shareholders Agreement to purchase the maximum number of Radarsat Shares to which it is entitled and the Purchase Price shall be reduced by an amount (the "Amount") equal to the product of (i) the number of Radarsat Shares so acquired by Lockheed times (ii) $2.799, on the basis that the cash amount payable by the Vendor on Closing shall be reduced by one-half of the Amount and the principal amount of the promissory note shall each be reduced by an amount equal to one-half of the Amount and the Vendor will deliver to the Purchaser on Closing share certificate(s) representing the Radarsat Shares not sold to Lockheed.

       (d) In the event that on or before the Closing Date Lockheed Martin Corporation has not waived its rights to purchase its pro rata share of the Radarsat Shares pursuant to the terms of Article
              3.05 of the Radarsat Shareholders Agreement and the Notice Period for Lockheed to exercise such rights has not yet expired, the Closing of the purchase and sale of the other Purchased Assets shall not be deferred but shall take place as otherwise contemplated under this Agreement and:

              (i) the completion of the sale of the Radarsat Shares to the Purchaser shall take place on the second Business Day following the expiry of the Notice Period or the receipt of such waiver, whichever is earlier (the "Radarsat Closing Date");

              (ii) the amount payable pursuant to subsection 3.2(c) on Closing shall be reduced by $1,500,000 and the principal amount of the promissory note to be delivered on Closing shall be reduced by 1.5 million;

              (iii) on the Radarsat Closing Date the Purchaser shall, if Lockheed has not given notice prior to the expiry of the Notice Period of its intention to exercise its rights pursuant to Article 3.05 of the Radarsat Shareholders Agreement, pay to the Vendor $1,500,000 and shall deliver a promissory note in the principal amount of 1.5 million in the form set out in Schedule 3.2 and the Vendor will deliver to the Purchaser share certificate(s) representing the Radarsat Shares duly endorsed for transfer to the Purchaser on the Radarsat Closing Date and a certificate of the Purchaser confirming that the Vendor is the sole registered owner of the Radarsat Shares and that the disposition of the Radarsat Shares will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or Law to which the Vendor is a party or subject or by which the Vendor is bound or affected, provided the consent of the directors of Radarsat International Inc. to such transfer is obtained in accordance with the Articles of Radarsat International Inc; and

              (iv) if Lockheed has given, notice prior to the expiry of the Notice Period of its intention to exercise its rights pursuant to Article 3.05 of the Radarsat Shareholders Agreement, then the Vendor shall transfer to the Purchaser on the Radarsat Closing Date the Radarsat Shares not transferred to Lockheed and the Purchaser shall pay to the Vendor the purchase price described in clause (iii) above reduced by the amounts contemplated in subsection (c) above.

9.25   SIRIUS PROGRAM ARRANGEMENTS -

The Vendor hereby grants to the Purchaser effective upon Closing a perpetual, transferable, non-exclusive, world wide, royalty free sub-licence to use the Intellectual Property (as defined in the Sirius Program Purchase Agreement dated March 8, 1999 between the Vendor and DRS Technologies Canada Company (the "Sirius Agreement")) provided that the Purchaser shall not use or permit the use of any of the Intellectual Property licenced under this Section in any manner that would result in the Vendor being in breach of its covenants under Section
8.8 of the Sirius Agreement. In the event that any of Robert Reeves, Garry Brown, Hiro Takagi or George Zamfir accepts an offer of employment from DRS Technologies Canada Company before September 8, 1999 pursuant to Section 8.6 of the Sirius Agreement, the Purchaser shall comply with the Vendor's obligations under subsection 8.6(b) of the Sirius Agreement and the Vendor shall indemnify and hold harmless the Purchaser from and against any Claims made by any such Person against the Purchaser for severance pay or damages for wrongful dismissal upon or following the termination of the employment of such Person with the Purchaser, provided, however, that such indemnity shall not extend to any Claim for an amount owing for or in respect of wages, bonuses and other employee benefits which have accrued up to or are due and payable when the Person's employment with the Purchaser terminates.

                                  ARTICLE 10

                                 INDEMNIFICATION

10.1    MUTUAL INDEMNIFICATIONS FOR BREACHES OF COVENANTS AND WARRANTY, ETC. -

The Vendor covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Vendor (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to in this Section as the "Indemnifying Party" and the Party so to be indemnified being called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as of and from the Closing Time, on an after Tax basis from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any other agreement to be entered into under the terms of this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement, in any other agreement to be entered into under the terms of this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the foregoing obligation of indemnification in respect of such Claims shall be subject to:

       (a) the limitation mentioned in Section 6.2 respecting the survival of the representations and warranties of the Parties; and

       (b)    the limitations set out in Section 10.2.

10.2    LIMITATIONS INDEMNIFICATION -

For claims for indemnification made pursuant to Section 10.1 in respect of any incorrectness in or breach of any representation or warranty and pursuant to Sections 10.4 and 10.5 the obligation of the Indemnifying Party therein shall be subject to:

       (a) the requirement that the Indemnifying Party shall, in respect of any Claim made by any third party, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim;

       (b) the limitation that the Indemnifying Party shall not be required to pay any amount until the aggregate of such claims by the Indemnified Party exceeds $250,000 and, upon the aggregate of such claims exceeding $250,000, the Indemnifying Party shall be required to pay the amount owing in respect of all of such claims including the $250,000. Solely for purposes of calculating the foregoing amounts (but, for greater certainty, not for purposes of determining whether any representation or warranty is incorrect or has been breached), any representation or warranty which contains the words "material" or "materially" shall be read and construed as though such words were not contained therein; and

       (c) the limitation that the aggregate amount of all such claims shall not exceed $30,000,000.

10.3    BULK SALES ACT INDEMNITY -

It is agreed that the Purchaser shall not require the Vendor to comply, or to assist the Purchaser to comply, with the requirements of the Bulk Sales Act (Ontario), section 6 of the Retail Sales Tax Act (Ontario) and any other comparable bulk sales or retail sales tax legislation as may be applicable in respect of the purchase and sale of the Purchased Assets pursuant to this Agreement. Notwithstanding the foregoing, the Vendor agrees to indemnify and save harmless the Purchaser on an after Tax basis from and against any Claims which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

10.4    ENVIRONMENTAL INDEMNITY -

The Vendor (referred to in this Section as the "Indemnifying Party") covenants and agrees to indemnify and save harmless the Purchaser and, in respect of any Claim against an officer, director, employee or agent of the Purchaser with respect to whom a due diligence defense is not available, such Persons (collectively referred to in this Section as the "Indemnified Party") on an after Tax basis from and against all Claims which may be made or brought against the Indemnified Parties or which they may suffer or incur, directly or indirectly as a result of or in connection with:

       (a) the presence prior to the Closing Date of any Hazardous Substances which are not in compliance with applicable Environmental Laws in effect as of the Closing Date upon or within the Leased Premises (including underlying soils and substrata, surface water, groundwater and vegetation);

       (b) the presence prior to the Closing Date of any Hazardous Substances which are not in compliance with applicable Environmental Laws in effect as of the Closing Date on, upon or within properties adjoining or approximate to any of the Leased Premises resulting from any act or omission of the Vendor, or the carrying on of the Business by the Vendor;

       (c) any Remedial Order imposed in connection with the Business or the Leased Premises (including underlying soils and substrata, surface water, groundwater and vegetation) resulting from any condition, event or circumstance existing or occurring prior to the Closing;

       (d) any Remedial Order imposed in connection with the Business in connection with properties adjoining or approximate to the Leased Premises (including underlying soils and substrata, surface water, groundwater and vegetation), in each case resulting from any act or omission of the Vendor prior to the Closing Date or the carrying on of the Business by the Vendor; and

       (e) any other Claims brought or imposed at any time by third parties in connection with environmental matters relating to any period prior to the Closing Date as a result of any act or omission by the Vendor or the carrying on of the business by the Vendor, provided that the Indemnifying Party shall not be liable under this Section 10.4 to the extent that the Indemnifying Party shows that the facts or circumstances giving rise to such Claim is the result of an act or omission by a third party (including the Purchaser) and provided that the obligations of indemnification pursuant to this Section 10.4 shall be subject to the limitations set out in
Section 10.2 and to the limitation that no Claim for indemnification pursuant to this Section 10.4 shall be brought under this Agreement after the seventh (7th) anniversary of the date of this Agreement.

The benefit of this indemnity may be assigned by the Purchaser to any one or more Affiliates of the Purchaser which carry on any part of the Business at or from the Leased Premises or to a financial institution in connection with a credit facility provided by such financial institution to the Purchaser or to any such Affiliate and the Vendor consents to any such assignment.

10.5    SENSOR ADAPTIVE MACHINES PATENT -

The Vendor shall indemnify and save harmless the Purchaser from and against any Claims arising out of, or resulting from, any alleged infringement or potential infringement of U.S. Patent No. 5,608,847 in connection with the SPDM Project, including for greater certainty, any license fees or royalty fees payable as a result of any settlement of any such Claims, provided that any claim for indemnification pursuant to this Section 10.5 shall be subject to the limitations set out in Section 10.2 and to the limitation that no Claim for indemnification pursuant to this Section 10.5 shall be brought under this Agreement after the fifth (5th) anniversary of the date of this Agreement and provided further that the Vendor shall not indemnify or reimburse the Purchaser for any of its internal costs in connection therewith.

10.6    PRODUCT LIABILITY AND WARRANTIES -

       (a) All liability to third parties and warranty obligations respecting products delivered by the Business and/or services provided by the Vendor prior to the Closing Date, whether arising before or after the Closing Time and whether known or unknown at the Closing Time to the extent such liability or warranty obligations exceed the applicable reserve contained in the Closing Date Statement, shall remain the sole responsibility of the Vendor and the Vendor covenants and agrees to indemnify and save harmless the Purchaser on an after Tax basis in respect of such liability and warranty obligations.

       (b) All liability to third parties and warranty obligations respecting products delivered by the Business or services provided by the Vendor prior to the Closing Date to the extent of the applicable reserve contained in the Closing Date Statement and all such liability to third parties and warranty obligations respecting products delivered by the Business and/or services provided by the

              Purchaser from and after the Closing Date shall be the sole responsibility of the Purchaser and the Purchaser covenants and agrees to indemnify and save harmless the Vendor on an after Tax basis in respect of such liability and warranty obligations.

       (c)    The Purchaser may, if the Purchaser acting reasonably determines in good faith to do so for valid business reasons, and shall, if requested to do so in writing by the Vendor, satisfy or perform any applicable product or service warranty obligation of the Vendor not assumed by the Purchaser, provided however that, in either case, the Purchaser shall first provide the Vendor with an opportunity to assess such warranty obligation and comment on its validity, the proposed response by the Purchaser and the Purchaser's cost estimate for satisfying or performing such warranty obligation. The Vendor shall reimburse the Purchaser forthwith following demand by the Purchaser for all costs incurred by the Purchaser in repairing or replacing products to the extent not covered by the applicable reserve contained in the Closing Date Statement. For greater certainty, the Vendor shall only be required to reimburse the Purchaser pursuant to this subsection 10.6(c) for the Vendor's product or service warranty obligations which are not assumed by the Purchaser.

10.7    INDEMNITY RE ASSUMED LIABILITIES -

The Vendor shall indemnify and save harmless the Purchaser from and against any Claims respecting any liabilities of the Vendor which are not Assumed Liabilities. The Purchaser shall indemnify and save harmless the Vendor from and against any Claims respecting any Assumed Liabilities.

10.8    INDEMNITY RE LITIGATION -

The Vendor shall indemnify and save harmless the Purchaser from and against any Claims respecting the matters set out in Schedule 4.30 and any Claims in connection with the lawsuit filed in Superior Court, Los Angeles County, California by AGF Reassurances et al (LASC Case No. BL 174857), the lawsuit commenced in the Quebec Superior Court, District of Montreal by the Vendor against Hughes Communications Inc. et al (case No. 50005041411981) and any and all present or future lawsuits, arbitrations, mediations and other proceedings relating to the supply by the Vendor to American Mobile Satellite Corporation of a mobile communications satellite.

10.9    INDEMNIFICATION PROCEDURES -

       (a)    In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (the "Indemnified Party") shall give prompt written notice, and in any event within 20 days, to the other Party (the "Indemnifying Party") of any such Claims made upon it, provided that in the event of a failure to give such notice, such failure shall not preclude the Indemnified Party to obtain such indemnification, but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the Claim or increased the amount of liability or cost of defense, and provided that, notwithstanding anything else herein contained, no claim for indemnity in respect of the breach of any representation or warranty contained herein may be made unless notice of such claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to
              Section 6.2.

       (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defense, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this
              Section in respect of the full amount of that Claim.

       (c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

       (d) If the Indemnifying Party assumes control of the negotiation, settlement or defence of any Claim, the Indemnifying Party shall not settle any such Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has given notice of the proposed settlement to the Indemnified Party and a reasonable time to consider and respond to the proposed settlement, the liability of the Indemnifying Party shall be limited to the proposed settlement amount if the consent of the Indemnified Party is not obtained and the Indemnified Party shall indemnify and save harmless the Indemnifying Party from and against any costs, liabilities or expenses, including reasonable legal fees, in excess of the amount of the proposed settlement resulting from or arising out of the failure of the Indemnified Party to consent to such proposed settlement of such Claim.

       (e) The final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

       (f) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in subsection (b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

10.10   MITIGATION -

Nothing contained in this Agreement shall affect the obligation of a Party seeking indemnification to take commercially reasonable steps to mitigate its losses.

10.11   EXCLUSIVE REMEDIES -

Except as otherwise provided in this Agreement or in any other agreement, certificate or other document delivered pursuant to this Agreement, the provisions of this Article 10 shall apply to any Claim for breach of covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims and recourses shall be subject to the limitations and other provisions applicable thereto under this Article 10.

10.12   NO CLAIMS AGAINST SENIOR OFFICERS -

Notwithstanding any other provisions in this Agreement, (i) the Vendor agrees not to assert any claims it may have against any Employee or director or officer of the Vendor which, after the completion of the transactions provided for in this Agreement, become employed by the Purchaser (collectively, the "Related Persons"), whether in law or at equity or otherwise, arising out of or in any way relating to any of the representations or warranties made by, or any covenant, agreement or obligation of, the Vendor in this Agreement and for which the Purchaser may be vicariously liable or otherwise liable at law and (ii) the Vendor agrees that it will not take or seek to take, directly or indirectly, any action against any Related Person as a result of or in connection with any such representation, warranty, covenant, agreement or obligation, including any action seeking compensation as a result of the failure of any such representation or warranty to be true and correct or as a result of any payment required to be made by the Vendor as a result of this Article and for which the Purchaser may be vicariously liable or otherwise liable at law.

                                   ARTICLE 11

                                     GENERAL

11.1   PUBLIC NOTICES -

All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by Law or by the applicable regulations or policies of any Governmental Authority or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

11.2   EXPENSES -

Each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Business and the Purchased Assets and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred. In particular, the Vendor shall be responsible for any fees and expenses of any broker or investment advisor retained by it in connection with the sale of the Purchased Assets and such fees and expenses shall not constitute an obligation of the Business or the Purchaser.

11.3   NOTICES -

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:





       (a)    in the case of a Notice to the Vendor at:

              Spar Aerospace Limited
              Suite 2100
              121 King Street West
              Toronto, Ontario
              M5H 4C2


              Attention:   Vice President, General Counsel and Secretary

              Fax:         (416) 682-7631

       (b)    in the case of a Notice to the Purchaser at:

              MacDonald, Dettwiler and Associates Ltd.
              13800 Commerce Parkway
              Richmond, B.C.
              V6V 2J3

              Attention:   Anil Wirasekara,
                           Vice President and Chief Financial Officer
              Fax:         (604) 278-1837

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.4   ASSIGNMENT -

The Purchaser shall be entitled, upon giving written notice to the Vendor at any time not less than two days prior to the Closing Time, to assign some or all of its rights and obligations under this Agreement to any Affiliate of the Purchaser. To the extent of such assignment, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the Purchaser under this Agreement, and any reference to the Purchaser in this Agreement shall be deemed to refer to such assignee. In the event of such an assignment, the Vendor and such assignee shall execute an agreement confirming such assignment and such assumption of obligations and shall be on the basis that no such assignment shall release the Purchaser from liability for its obligations as purchaser of the Purchased Assets under this Agreement and the Purchaser shall either execute and deliver the promissory note contemplated by subsection 3.2(b) or shall together with Orbital Sciences Corporation guarantee such assignee's promissory note on the terms set forth in
Schedule 3.2. Except as hereinbefore provided, neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.5   FURTHER ASSURANCES -

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

11.6   COUNTERPARTS -

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

       IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                                                          SPAR AEROSPACE LIMITED

                                                          By:
                                                             Name:
                                                             Title:

                                                        MacDONALD, DETTWILER AND
                                                        ASSOCIATES LTD.

                                                        By:
                                                           Name:
                                                           Title: